Exhibit 10.1

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF DECEMBER 21, 2007 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG TRIARC DEERFIELD HOLDINGS, LLC, AND JONATHAN TRUTTER AS HOLDERS OF THE SERIES A NOTES (AS DEFINED THEREIN), SACHS CAPITAL MANAGEMENT LLC, SPENSYD ASSET MANAGEMENT LLLP AND SCOTT ROBERTS, AS HOLDERS OF THE SERIES B NOTES (AS DEFINED THEREIN), TRIARC DEERFIELD HOLDINGS, LLC, AS COLLATERAL AGENT, DEERFIELD & COMPANY LLC AND DEERFIELD CAPITAL CORP. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS INSTRUMENT IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS INSTRUMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.*

EXECUTION COPY

DFR MERGER COMPANY, LLC

and

DEERFIELD & COMPANY LLC,

as Issuer

DEERFIELD TRIARC CAPITAL CORP.,

as Parent

THE PURCHASERS PARTY HERETO

and

TRIARC DEERFIELD HOLDINGS, LLC,

as Administrative Holder and Collateral Agent

________________________________________________________

$48,868,196
SERIES A SENIOR SECURED NOTES
DUE December 21, 2012

________________________________________________________

SERIES A NOTE PURCHASE AGREEMENT

________________________________________________________

DATED AS OF DECEMBER 21, 2007

Legend to be removed without the consent of any party hereto, as provided in Section 2.1(e) of the Intercreditor Agreement.

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

SCHEDULES

A	Purchasers Aggregate Note Consideration
4.03	Filing Offices
4.06(a)	Company Information
4.06(b)	Subsidiaries
4.07	UCC Matters
6.01(d)	Existing Indebtedness
6.02(b)	Existing Liens
6.10(f)	Existing Investments
9.02	Certain Addresses for Notices

EXHIBITS

A	Form of Note
B	Form of Assignment and Acceptance

NOTE PURCHASE AGREEMENT

          This NOTE PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 21, 2007, by and among DFR MERGER COMPANY, LLC, an Illinois limited liability company (“Buyer Sub”), DEERFIELD & COMPANY LLC, an Illinois limited liability company (“Deerfield & Co.” and, together with the Buyer Sub, the “Issuer”), DEERFIELD TRIARC CAPITAL CORP., a Maryland corporation (“DFR” or the “Parent”), TRIARC DEERFIELD HOLDINGS, LLC, as Collateral Agent, the purchasers signatory hereto, as purchasers (in such capacity, the “Purchasers”) TRIARC DEERFIELD HOLDINGS, LLC (“TDH”), as administrative holder (in such capacity, the “Administrative Holder”), and each other Holder (as hereinafter defined) from time to time party hereto as provided herein.

          WHEREAS, DFR, Buyer Sub and Deerfield & Co. have entered into an Agreement and Plan of Merger, dated as of December 21, 2007 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Merger Agreement”), with Triarc Companies, Inc., a Delaware corporation, and TDH and the other parties thereto (collectively, “Sellers”), to acquire all of the equity interests in Deerfield & Co. (the “Acquisition”);

          WHEREAS, the Acquisition will be effected by a merger (the “Merger”) of Buyer Sub with and into Deerfield & Co., with Deerfield & Co. surviving the Merger such that the separate existence of Buyer Sub will cease as soon as the Merger becomes effective, and Deerfield & Co. will assume all of the liabilities of Buyer Sub by operation of law (including its obligations hereunder) and thereafter continue as the surviving entity and exist under the name it possessed immediately prior to the Merger. Upon the effectiveness of the Merger, Deerfield & Co. will be an indirect wholly-owned Subsidiary of DFR;

          WHEREAS, the Issuer desires to issue $ 48, 868, 196 aggregate principal amount of Series A Senior Secured Notes due December 21, 2012, in the form attached hereto as Exhibit A (together with any such notes issued in substitution or replacement therefor as provided herein, the “Notes”), to finance, in part, the Merger; and

          WHEREAS each Purchaser has agreed to receive Notes in an aggregate principal amount set forth opposite the name of such Purchaser on Schedule A as payment in full of the Aggregate Note Consideration to be paid to such Purchaser in accordance with the Merger Documentation;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

          1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

          “Acquisition” has the meaning specified in the recitals hereto.

          “Administrative Holder” has the meaning specified in the preamble hereto.

          “Affiliate” means, with respect to any Person, (a) any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, including any Person that is a manager, director or officer of, general partner in, or trustee of, the specified Person, (b) any Person who, directly or indirectly, is the legal or beneficial owner of or Controls 10% or more of any class of Capital Stock of the specified Person, or (c) with respect to TDH, solely for the purposes of Section 9.06, the current and former employees of Triarc who, as of the Closing Date, hold profits interests in TDH.

          “Agents” means, collectively, the Administrative Holder and the Collateral Agent.

          “Agreement” means this Note Purchase Agreement.

          “Aggregate Note Consideration” has the meaning assigned to it in the Merger Agreement.

          “Applicable Margin” means, for any day, the rate per annum set forth below opposite the period in which such day occurs:

Period commencing on December 21, 2007 and ending on December 31, 2009	5.00%
Period commencing on January 1, 2010 and ending on March 31, 2010	5.50%
Period commencing on April 1, 2010 and ending on June 30, 2010	6.00%
Period commencing on July 1, 2010 and ending on September 30, 2010	6.50%
Period commencing on October 1, 2010 and ending on December 31, 2010	7.00%
Period commencing on January 1, 2011 and ending on March 31, 2011	7.50%
Period commencing on April 1, 2011 and ending on June 30, 2011	8.00%
Period commencing on July 1, 2011 and ending on September 30, 2011	8.25%
Period commencing on October 1, 2011 and ending on December 31, 2011	8.50%
Period commencing on January 1, 2012 and ending on March 31, 2012	8.75%
Period commencing on April 1, 2012 and ending on June 30, 2012	9.00%
Period commencing on July 1, 2012 and ending on September 30, 2012	9.25%
Period commencing on October 1, 2012 and thereafter	9.50%

          “Asset Sale” means any Disposition of any Property (other than any Disposition permitted by clauses (a), (b), (d), (e) or (f) of Section 6.04) by the Parent or any of its Subsidiaries.

          “Assignment and Assumption” means an Assignment and Assumption substantially in the form attached hereto as Exhibit B.

          “Assignment Trigger Date” has the meaning specified in Section 9.06(a)(ii).

          “Attorney Costs” means and includes, subject to any limits with respect thereto, all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external counsel.

          “Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Parent’s or its Subsidiary’s, as applicable, then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

          “Bankruptcy Code” means Title 11, United States Code.

          “Business Day” means any day which is not a Saturday or Sunday or a legal holiday and on which banks are not required by law or other governmental action to close (a) in New York, New York, and (b) in the case of a Business Day which relates to the LIBO Rate, in London, England.

          “Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that Capital Expenditures shall exclude any capital investments in any CLO, CDO, “warehouse” loan facilities, loan securitization facilities or any other similar credit facilities or investment vehicles.

          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date.

          “Cash” means Money or a credit balance in a Deposit Account.

          “Cash Equivalents” means, as of any date of determination (a) marketable securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by Standard & Poor’s Ratings Group (“S&P”) or “P-1” by Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s and (d) shares of any money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets whose Dollar equivalent exceeds $250,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s.

          “CDO” has the meaning specified in the definition of “Financial Assets”.

          “Change of Control” means the occurrence of any of the following: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) other than a Permitted Control Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding Voting Stock of Parent, (b) during the term of this Agreement, Continuing Directors and other Persons whose election to the board of directors of the Parent was approved in writing by TDH or any of its Affiliates cease for any reason other than death or disability to constitute a majority of the directors then in office, or (c) Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding Capital Stock of the Issuer.

          “CLO” has the meaning specified in the definition of “Financial Assets”.

          “Closing Date” means December 21, 2007.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collateral” means the “Pledge Collateral” as such term is defined in the Guaranty and Pledge Agreement.

          “Collateral Agent” means Triarc Deerfield Holdings, LLC, in its capacity as Collateral Agent and its successors in such capacity.

          “Conflict” or “Conflicting” means, with respect to any Contractual Obligation, Organizational Document, Requirement of Law, Consent or Other Action or any other item, any conflict with, breach of or default under, or any triggering of any remedial rights, benefits, or obligations under or in connection with, the terms of such item.

          “Consent(s) and/or Other Action” means any consent, authorization, Judgment, directive, approval, license, certificate, registration, permit, exemption, filing, notice, declaration or other action by, with or to any Person.

          “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Parent and its Subsidiaries (including discount amortization on investments, loans and debt issuance) for such period, determined on a consolidated basis in accordance with GAAP.

          “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          “Consolidated EBITDA” means, for any period, Consolidated Net Income of the Parent and its Subsidiaries for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Parent or the Issuer only if a corresponding amount would be permitted at the date of determination to be distributed to the Parent or the Issuer by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organization Documents and all Contractual Obligations and Requirements of Law applicable to such Subsidiary or its equity holders): (a) Consolidated Interest Expense for such period; (b) Consolidated Amortization Expense for such period; (c) Consolidated Depreciation Expense for such period; (d) Consolidated Tax Expense for such period; (e) costs and expenses directly incurred in connection with the Acquisition not to exceed $1,000,000; (f) non-cash stock or option based compensation; and (g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and (y) subtracting therefrom, only to the extent (and in the same proportion) included in determining such Consolidated Net Income and without duplication the aggregate amount of all non-cash items (other than any pay-in-kind interest, pay-in-kind dividends, capitalized interest and similar non-cash interest and dividends payable on, or in connection with, Financial Assets) increasing Consolidated Net Income, including any non-cash gains on the sale of Investments (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period. It is agreed that a reduction in the carrying value of an asset (whether through write-down or write-off or increase in a loan loss or other valuation reserve) constitutes a non-cash item for purposes of this definition.

          “Consolidated Interest Expense” means for any period, the total consolidated interest expense of the Parent and its Subsidiaries for such period with respect to Consolidated Parent Debt plus, without duplication: (a) imputed interest on obligations under any Capital Lease and Attributable Indebtedness of the Parent and its Subsidiaries for such period; (b) commissions, discounts and other fees and charges owed by the Parent or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Parent or any of its Subsidiaries for such period; (d) all interest paid or payable with respect to discontinued operations of the Parent or any of its Subsidiaries for such period; (e) the interest portion of any deferred payment obligations of the Parent or any of its Subsidiaries for such period; and (f) all interest on any Indebtedness of the Parent or any of its Subsidiaries of the type described in clause (g) or (h) of the definition of “Indebtedness” for such period.

          “Consolidated Net Income” means for any period, the consolidated net income (or loss) of any Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Parent and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions and (c) the income (or deficit) of, but not any actual cash dividends received from, any Subsidiary of the Parent, if a corresponding amount would not be permitted at the date of determination to be distributed to the Parent by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all Contractual Obligations (other than under any Note Document) and Requirements of Law applicable to such Subsidiary or its equity holders).

          “Consolidated Parent Debt” means, for the Parent and its Subsidiaries, as of any date of determination, the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b), (d), (e) and (f) of the definition of “Indebtedness” and non-contingent obligations of the type specified in clause (c) of such definition, less any such Indebtedness permitted under Section 6.01(b).

          “Consolidated Tax Expense” shall mean, for any period, the tax expense of the Parent and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

          “Continuing Director” means a director who either was a member of the board of directors of the Parent on the Closing Date, or who became a director of the Parent subsequent to such date and whose election or nomination for election by the Parent’s shareholders was approved by a majority vote of the Continuing Directors, including those whose election or nomination for election was previously so approved, then on the board, either by a specific vote or by approval of the proxy statement issued by the Parent on behalf of the board of directors in which such person is named as nominee for director.

          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

          “Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

          (a)       Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (b)       Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law and created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (c)       deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

          (d)       encumbrances arising by reason of zoning restrictions, easements, licenses, sublicenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

          (e)       encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

          (f)       financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease;

          (g)       licenses of intellectual property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of such Person; and

          (h)      Liens in connection with a deposit account bank’s right of set-off.

          “DCM” means Deerfield Capital Management LLC, a Delaware limited liability company, a wholly owned subsidiary of Deerfield & Co.

          “Debt Issuance” means the Incurrence by the Parent or any of its Subsidiaries of Indebtedness permitted by Section 6.01(i).

          “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          “Deerfield SPE Documents” means the management agreements, collateral management agreements, portfolio management agreements, investment management agreements, limited liability company agreements, limited partnership agreements, subscription agreements and other governing documents and agreements as in effect from time to time for each Deerfield Special Purpose Entity, together with any amendments thereto.

          “Deerfield Special Purpose Entities” means (i) Access Institutional Loan Fund, Bridgeport CLO Ltd., Bridgeport CLO II Ltd., Bryn Mawr II CLO Ltd., Buckingham CDO Ltd., Buckingham CDO II Ltd., Buckingham CDO III Ltd., Burr Ridge CLO Plus Ltd., Deerfield Triarc TRS (Bahamas) Ltd., DFR Middle Market CLO Ltd., DWFC, LLC, Castle Harbor II CLO Ltd., Muirfield Trading LLC, Coltrane CLO P.L.C., Cumberland II CLO Ltd., Forest Creek CLO Ltd., Gillespie CLO PLC, Knollwood CDO Ltd., Knollwood CDO II Ltd., Long Grove CLO Ltd., Market Square CLO Ltd., Marquette Park CLO Ltd., Mid Ocean CBO 2000-1 Ltd., Mid Ocean CBO 2001-1 Ltd., NorthLake CDO I, Limited, Oceanview CBO I, Ltd., Pinetree CDO Ltd., River North CDO Ltd., Rosemont CLO, Ltd., Schiller Park CLO Ltd., Valeo Investment Grade CDO Ltd., Valeo Investment Grade CDO II Ltd., Western Springs CDO Ltd., Credit-Linked Enhanced Asset Repackagings (C.L.E.A.R.) PLC (Aramis), DM Fund LLC, DM Fund Ltd., Deerfield Synthetic Options Fund Ltd., Deerfield Relative Value Fund Ltd., DRV Sunrise Fund I, Ltd., LIBOR Enhanced Arbitrage Portfolio, Ltd., Leap Trading, Ltd., and (ii) any Person in which the Parent or any of its Subsidiaries made or maintains an Investment permitted by Section 6.10 and (x) to which the Parent or any of its Subsidiaries provides investment management services or (y) which is directly or indirectly Controlled by the Parent.

          “Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          “Default Rate” means, as of any date of determination, a rate per annum equal to the Interest Rate, plus 2%.

          “Deposit Account” shall have the meaning accorded to such term in the UCC.

          “Designated Person” means, with respect to Triarc, (i) any Affiliate (other than any Person described in clause (c) of the definition of Affiliate), (ii) any Permitted Control Person and (iii) any Person that is a Permitted Transferee of a Permitted Control Person under clauses (1), (2) and (3) of clause (y) of Section 9.06(a)(i).

          “Designated Preferred Stock” means the shares of series A preferred stock of DFR, par value $0.001 per share, having a liquidation preference of $10.00 per share received by the Purchasers and the other sellers in connection with the Acquisition and any shares of such Series A preferred stock issued as a dividend paid-in-kind thereon, and any security into which such series A preferred stock or any portion thereof is converted, exchanged, reclassified, recapitalized or the like.

          “Disposition” or “Dispose” means, with respect to any property, assets, obligations or other items, the sale, assignment, conveyance, transfer, license, lease, gift, abandonment or other disposition (including any sale and leaseback transaction) thereof by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

          “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to a date that is 181 days after the Maturity Date, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in clause (i) above, in each case at any time on or prior to a date that is 181 days after the Maturity Date, (iii) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations and (iv) provides the holders of such Capital Stock with any rights to receive any cash upon the occurrence of a change of control (provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations. In no event shall Disqualified Capital Stock include trust preferred securities or any Designated Preferred Stock.

          “Dollar” and “$” mean lawful money of the United States.

          “Eligible Holder” means (a) “qualified institutional buyers” as defined in Rule 144A under the Securities Act, (b) Persons that qualify as “accredited investors” as defined in Rule 501(a)(1)-(3) and (5)-(7) under the Securities Act, and (c) Persons outside the United States under Regulation S of the Securities Act; provided that no Eligible Holder shall include a Restricted Entity.

          “Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

          “Equity Issuance” means the issue or sale (other than upon an Exercise Event) of any Capital Stock (other than the Designated Preferred Stock or Disqualified Capital Stock), trust preferred securities or debt securities that are convertible into the Qualified Capital Stock of the Parent or any of its Subsidiaries, by the Parent or any of its Subsidiaries to any Person other than the Parent or any Subsidiary of the Parent.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          “Event of Default” has the meaning specified in Section 7.01.

          “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

          “Exercise Event” has the meaning specified in Section 2.02(b)(iv).

          “Fair Market Value” means (i) with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Issuer and (ii) with respect to any marketable security that cannot be valued in accordance with the preceding clause (i), the closing sale price of such security on the Business Day preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business

Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Issuer.

          “Fifth Third Facility” means the Revolving Note, dated February 2, 2006, executed by DCM and made payable to the order of Fifth Third Bank, Fifth Third Bancorp, for itself and as agent for any affiliates of Fifth Third Bancorp.

          “Financial Assets” means (i) all financial assets (as defined in the UCC) and (ii) all Capital Stock in any Deerfield Special Purpose Entity, securities (including equity and debt, and whether or not such securities are themselves backed by mortgages, loans or other Financial Assets), bonds, notes, debentures, loans, derivative instruments, collateralized loan obligations (“CLO”), collateralized debt obligations (“CDO”), “warehouse” loan facilities, loan securitization facilities or any other similar credit facilities or investment vehicles.

          “Financial Officer” means, in the case of any Person, the chief executive officer or the chief financial officer of such Person.

          “FIN 46” means the Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51”.

          “Foreign Holder” has the meaning specified in Section 9.11(a).

          “FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto performing similar functions.

          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

          “Grant” or “Grants” or “Granting” shall include to grant, assign, pledge, transfer, convey, set over and dispose.

          “Guaranty and Pledge Agreement” means the Series A Guaranty and Pledge Agreement, dated as of the date hereof, by and among the parties to this Agreement.

          “Guarantor” means the Parent and all other existing and future domestic Subsidiaries of the Parent other than the Subsidiaries of the Parent listed as a non- Guarantor Subsidiary on Schedule 4.06(b); provided that no Deerfield Special Purpose Entity organized or acquired after the Closing Date shall be required to become a Guarantor to the extent that guaranteeing or otherwise providing assurance that any of the Obligations will be paid (a) is prohibited, pursuant to (x) such Person’s Organizational Documents or (y) any Contractual Obligation in existence on the date hereof, or entered into after the date hereof in the ordinary course of business, applicable to such Person or any of its Properties or (b) will result, in the

Parent’s reasonable opinion upon advice of counsel, in a requirement for such Person to be registered as an Investment Company.

          “Hedging Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

          “Hedging Obligations” means obligations under or with respect to Hedging Agreements.

          “Holder” means a Person in whose name a Note is registered in the Register.

          “Immediate Family” means, with respect to any individual, such individual’s spouse, the descendants (natural or adoptive, of the whole or half blood) of such individual, such individual’s spouse and the parents (natural or adoptive) of such individual or such individual’s spouse; and the grandparents (natural or adoptive) of such individual or such individual’s spouse.

          “Incur” means, with respect to any Indebtedness, to directly or indirectly create, incur, issue, assume or guarantee, or otherwise become directly or indirectly liable (contingently or otherwise) with respect to, such Indebtedness, and the terms “Incurred” and “Incurrence” shall have meanings correlative thereto.

          “Indebtedness” means, as applied to any Person: (a)(i) all indebtedness for borrowed money, and (ii) all Disqualified Capital Stock; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business); (c) the principal amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments (other than checks in the ordinary course of the business), including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default section thereof are limited to repossession or sale of such Property); (f) all monetary obligations under any Capital Lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (the amount of any such obligation shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of such obligation and (y) the Fair Market Value of the property securing such obligation, unless the maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Issuer in good faith); and (h) any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness or other similar obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto (the amount of any such obligation shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such assurance is made and (y) the maximum amount for which such assuring Person may be liable pursuant to the terms of the instrument embodying such assurance, unless such primary obligation and the maximum amount for which such assuring Person may be liable are not stated or determinable, in which case the amount of such obligation shall be such assuring Person’s maximum reasonably anticipated liability in respect thereof as determined by the Issuer in good faith); provided that Indebtedness shall exclude (i) obligations under repurchase agreements and obligations due to brokers and broker-dealers in the ordinary course of business, (ii) obligations under trust preferred securities or debt securities that are convertible into Qualified Capital Stock of the Parent or any of its Subsidiaries.

          “Indemnified Liabilities” has the meaning specified in Section 9.04.

          “Indemnities” has the meaning specified in Section 9.04.

          “Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          “Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Purchasers, as holders of the Series A Notes, Sachs Capital Management LLC and Spensyd Capital Management LLLP, as holders of the Series B Notes, the Collateral Agent, the other parties thereto, the Parent and the Issuer.

          “Interest Accrual Period” means, with respect to any Note, (i) in the case of the initial such Interest Accrual Period, the period commencing on the date of issuance of such Note and ending on the last Business Day of the first calendar quarter ending thereafter and (ii) in the case of any subsequent such Interest Accrual Period, the period commencing on the day after the last day of the immediately preceding Interest Accrual Period with respect to such Note and ending on the last Business Day of the first calendar quarter ending thereafter.

          “Interest Rate” means, for any day with respect to any Note, a rate per annum equal to the sum of (i) the LIBO Rate, plus (ii) the Applicable Margin.

          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person, (ii) a loan, advance or capital contribution to, or purchase or other acquisition of any other Indebtedness of or equity participation or interest in, or direct or indirect guaranty of, another Person, including any partnership interest in such other Person or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided that Capital Expenditures shall not constitute an Investment.

          “Investment Company” means an “investment company” or a company “controlled” by an “investment company”, as defined in the Investment Company Act of 1940, as amended.

          “IRS” means the United States Internal Revenue Service.

          “Judgment” means any judgment, order, writ, decision, decree, award or injunction of any Governmental Authority.

          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

          “LIBO Rate” means, for any Interest Accrual Period with respect to any Note, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate published by Bloomberg (or, if such rate is not available, the rate appearing on the Reuters LIBORO1 page) as three-month LIBOR on the date which is two Business Days prior to the first day of such Interest Accrual Period. In the event that such rate does not appear or is not quoted as provided above, the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying three-month LIBOR as selected by an agreement between the Issuer and the Administrative Holder.

          “License” means any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

          “Lien” means (i) any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), and (ii) any right of set off or offset, or other liens (including federal or state tax liens).

          “Litigation” means any action, proceeding, litigation, investigation, arbitration, mediation, claim or Judgment pending, or to the knowledge of the Parent and the Issuer, threatened in writing, by or against the Parent or any of its Subsidiaries or against any of their Properties or revenues before any court or Governmental Authority.

          “Management Agreement” means the Management Agreement, dated December 23, 2004, between Deerfield and Co. and DCM.

          “Mandatory Redemption Offer” has the meaning specified in Section 2.02(b)(i).

          “Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, Properties or condition (financial or otherwise) of the Note Parties and their respective Subsidiaries taken as a whole; (b) a material impairment of the ability of the Note Parties taken as a whole to perform their obligations under any Note Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Note Document, (ii) the perfection or priority of any Lien granted to the Collateral Agent, for the benefit of the Holders, under the Guaranty and Pledge Agreement, or (iii) the rights and remedies of the Administrative Holder or any Holder under any Note Document.

          “Material Indebtedness” means Indebtedness (other than the Notes) of the Parent or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $5,000,000, provided that for the purposes of determining Material Indebtedness, there shall be excluded from the definition of Indebtedness (a) any Indebtedness reflected on the balance sheet of the Parent or any of its Subsidiaries as required by GAAP that arises from deferred fees or other deferred revenues associated with providing guarantees and (b) any Indebtedness incurred by the Parent or any of its Subsidiaries which is Non-Recourse Indebtedness.

          “Material Party” means, at any time, (i) the Parent, (ii) the Issuer, (iii) DCM, (iv) any Guarantor and (v) any other Subsidiary that individually or, together with its subsidiaries, in the aggregate either (1) own 5% of the consolidated assets of the Parent and its Subsidiaries at such time as reflected in the most recent annual audited consolidated financial statements of the Parent delivered pursuant to Section 5.01 or (2) generate 5% or more of the Consolidated Net Income of the Parent and its Subsidiaries at such time as reflected in the most recent annual audited consolidated financial statements of the Parent delivered pursuant to Section 5.01.

          “Maturity Date” means the fifth anniversary of the Closing Date.

          “Merger” has the meaning specified in the recitals hereto.

          “Merger Documentation” means the Merger Agreement, the Management Agreement, and all agreements entered into in connection therewith and related documents thereto.

          “Money” shall have the meaning accorded to such term in the UCC.

          “Multiemployer Plan” means any “employee benefit plan” of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

          “Net Cash Proceeds” means the aggregate amount of proceeds received from time to time by the Parent or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents (including any such proceeds subsequently received (as and when received by the Parent or any of its Subsidiaries) in respect of non-cash consideration initially received) from any (a) Asset Sale, net of (i) the reasonable costs and expenses (including arm’s length broker’s and advisors’ fees) actually, or that are reasonably expected to be, incurred by the Parent or any of its Subsidiaries in connection with such Asset Sale, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, (b) Event of Loss or (c)(i) Equity Issuance or Exercise Event (other than any such issuance of common stock of the Parent or any of its Subsidiaries occurring in the ordinary course of business to any director, member of the management or employee of such Person or its Subsidiaries) or (ii) any Debt Issuance, in each case of clauses (b) and (c) above, net of reasonable brokers’ and advisors’ fees and other reasonable costs incurred by the Parent or any of its Subsidiaries in connection with such transaction; provided that Net Cash Proceeds shall exclude (A) any Net Cash Proceeds received by any Deerfield Special Purpose Entity, if pursuant to its Organizational Documents, any Contractual Obligation in existence on the date hereof, or entered into after the date hereof in the ordinary course of business, to which such Subsidiary is party or any of its Properties are subject or any Requirement of Law, such Subsidiary is restricted from distributing such Net Cash Proceeds as required by Section 2.02(b), (B) any Net Cash Proceeds that are required pursuant to the Intercreditor Agreement to be applied to the repayment or prepayment of the Series B Notes and (C) an amount equal to the amount of any actual or expected distribution to the Parent’s shareholders of the taxable income generated by any such transaction to the extent necessary to avoid the imposition of any entity-level tax on the Parent.

          “Non-Recourse Indebtedness” means Indebtedness incurred by the Parent or any of its Subsidiaries with respect to which the applicable creditor has recourse only to (i) a particular asset and not to the general balance sheet of Parent or any of its Subsidiaries or (ii) a Deerfield Special Purpose Entity and, in each case, is not recourse to the general balance sheet of the Parent or any of its Subsidiaries other than such Deerfield Special Purpose Entity. For the avoidance of doubt, in no event shall any Non-Recourse Indebtedness be secured by any Collateral nor shall any creditor under any Non-Recourse Collateral have recourse to any Collateral.

          “Note Documents” means this Agreement, each Note, the Guaranty and Pledge Agreement and any other guarantee of the Issuer’s Obligations, collateral assignments, and other Contractual Obligations, filings and recordings executed, delivered or filed, including any amendments, supplements, renewals, extensions or replacements thereof, executed pursuant to this Agreement between any Note Party or its Affiliates and the Administrative Holder or the Holders.

          “Note Party” means the Issuer and each Guarantor.

          “Notes” has the meaning specified in the recitals to this Agreement.

          “Obligations” means all advances to, and debts, liabilities and obligations of, the Issuer or any other Note Party arising under or in connection with any Note Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and any future advances thereon, renewals, extensions, modifications, amendments, substitutions and consolidations thereof, including the Issuer’s obligations to pay (or reimburse any Holders) for costs and expenses payable by the Issuer pursuant to Section 9.04 hereof, and including interest and fees that accrue after the commencement by or against the Issuer of any proceeding under any Debtor Relief Laws naming the Issuer as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

          “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          “Other Taxes” shall have the meaning accorded to such term in Section 3.01(b).

          “Overall Pro Rata Share” means, with respect to each Holder at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of all outstanding Notes held by such Holder at such time and the denominator of which is the Total Series A and Series B Outstandings at such time.

          “Parent Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Parent Debt to (b) Consolidated EBITDA of the Parent and its Subsidiaries for the last four fiscal quarters of the Parent ending on, or most recently before, such date.

          “PBGC” means the Pension Benefit Guaranty Corporation.

          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Issuer or any ERISA Affiliate or to which the Issuer or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

          “Permitted Control Person” means each of Nelson Peltz, Peter May, Edward P. Garden and their respective Affiliates.

          “Permitted Encumbrances” means those Liens permitted by Section 6.02 and any Customary Permitted Lien.

          “Permitted Financings” has the meaning specified in Section 6.01(f).

          “Permitted Management Fees” means the management fees and expenses paid under the Management Agreement.

          “Permitted Refinancing Indebtedness” means any Indebtedness of any Note Party or any of their respective Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance (including renewals, extensions, refunds or defeasances) Indebtedness permitted by Sections 6.01 (other than the Indebtedness under the Series B Notes); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount plus accrued interest (or accreted value, if applicable) of the Indebtedness so refinanced (plus the amount of reasonable costs and expenses (including any premiums) incurred in connection therewith); (b), other than in the case of Indebtedness permitted by Section 6.01(k), such Permitted Refinancing Indebtedness has a final maturity date not earlier than the earlier of (i) the final maturity date of, at the time of such Refinancing, the Indebtedness being Refinanced and (ii) a date that is at least 180 days after the Maturity Date; and (c) if the Indebtedness being refinanced is subordinated to the Notes, such Permitted Refinancing Indebtedness has (to the extent the Indebtedness being refinanced originally had a final maturity date later than the final maturity date of the Notes) a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced.

          “Permitted Transferee” has the meaning specified in Section 9.06(a)(i).

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Issuer or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

          “Pledged Collateral” has the meaning assigned to it in the Guaranty and Pledge Agreement.

          “Preferred Stock” means, with respect to any Person, any and all preferred or preference Capital Stock (however designated) of such Person whether now outstanding or issued after the Closing Date.

          “Proceeds” shall have the meaning accorded to such term in the UCC and shall include any and all insurance proceeds and loss proceeds in respect of the Collateral.

          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and leasehold interests.

          “Pro Rata Share” means, with respect to each Holder at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of all outstanding Notes held by such Holder at such time and the denominator of which is the Total Outstandings at such time.

          “Purchasers” has the meaning specified in the preamble to this Agreement.

          “Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

          “Qualifying Holder” means, at any time of determination, each Holder (taken together with its Affiliates that are Holders at such time) having an aggregate principal amount outstanding in excess of 10.00% of the Total Outstandings at such time of determination.

          “REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

          “Reinvestment Deferred Amount” means, with respect to (x) any Reinvestment Event with respect to any Event of Loss, one hundred percent (100)% and (y) any Reinvestment Event with respect to any Asset Sale, fifty percent (50%), in each case of the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Notes pursuant to Section 2.02(b) as a result of the delivery of a Reinvestment Notice.

          “Reinvestment Event” means (a) any Event of Loss or (b) any Asset Sale permitted by Section 6.04(c), in each case in respect of which the Parent or the Issuer has delivered a Reinvestment Notice.

          “Reinvestment Notice” means a written notice executed by a Responsible Officer or the Parent or the Issuer, as applicable, stating that no Default or Event of Default has occurred and is then continuing and that the Parent (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Reinvestment Deferred Amount of (x) in the case of an Event of Loss, to acquire, repair or replace the assets that were the subject of such Event or Loss or (y) in the case of an Asset Sale, to make Investments permitted under Section 6.10, in each case within 180 days of such Event of Loss or Asset Sale, as applicable.

          “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto, less any amount expended prior to the relevant Reinvestment Prepayment Date in accordance with the Reinvestment Notice provided with respect to such Reinvestment Event.

          “Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the date occurring 180 days after such Reinvestment Event.

          “Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          “Replacement Financing” has the meaning specified in Section 5.14.

          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

          “Required Holders” means, as of any date of determination, the Holders with Notes having an aggregate principal amount outstanding in excess of 50% of the Total Outstandings.

          “Requirement of Law” or “Requirements of Law” means any requirement, direction, policy or procedure of any Law or License, Judgment, or Consent or Other Action.

          “Responsible Officer” means, in the case of any Person, the chief executive officer, president, chief financial officer, chief investment officer, vice president, secretary, assistant secretary or treasurer of such Person, or, in the case of a limited partnership, the general partner of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

          “Restricted Entity” means any Person named in a list provided on or prior to the Closing Date to each Holder as the same may be amended from time to time as provided below. The Issuer may amend such list effective on June 30, 2008 and on each December 31 and June 30 thereafter, by providing written notice of such amendment to each Holder, including the proposed additions and deletions to such list, not more than ten (10) days and no less than three (3) days prior to each such date. Notwithstanding such notice, the proposed amendment shall not become effective as to any Person which a Holder is actively engaged with or in discussions relating to the transfer or assignment of any or all of such Holder’s Notes at the time of receipt of Issuer’s amendment notice (which Person cannot be a Person listed on such list as of the previous amendment date) until sixty (60) days following the intended effective date of the amendment; provided that to delay the effectiveness of such amendment, such Holder shall provide written notice to the Issuer promptly, and in no event later than ten (10) days following the receipt of the Issuer’s notice. In no event shall such list ever include more than 35 Persons. If the Issuer does not timely provide notice of an amendment as provided above, no amendment shall be made to such list.

          “Restricted Holding Subsidiary” means each of (a) Deerfield Triarc TRS Holdings, Inc., a Delaware corporation, (b) DFR TRS II Corp., a Delaware corporation, and (c) DFR Company II LLC, a Delaware limited liability company.

          “Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether direct or indirect, and whether in Cash, securities or other property) with respect to any class of Capital Stock of such Person now or hereafter outstanding, other than a dividend payable to the holders of any class of Capital Stock solely in shares of Capital Stock of such Person, (ii) any payment (whether direct or indirect, and whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, full or partial redemption, full or partial withdrawal, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, (iii) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness of such Person and (iv) any management (or similar) fees payable to an Affiliate of such Person.

          “Sachs” means Gregory H. Sachs and his successors and permitted assigns.

          “Sale and Leaseback Transaction” has the meaning accorded to such term in Section 6.07.

          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          “Securities Act” means the Securities Act of 1933, as amended, including rules and regulations promulgated thereunder.

          “Securities Control Agreement” has the meaning specified in Section 4.07.

          “Series B Guaranty and Pledge Agreement” means the “Guaranty and Pledge Agreement” as defined in the Series B Note Purchase Agreement.

          “Series B Note Documents” means the “Note Documents” as defined in the Series B Note Purchase Agreement, including, without limitation, the Series B Guaranty and Pledge Agreement.

          “Series B Note Purchase Agreement” means the Series B Note Purchase Agreement, dated as of the date hereof, among the Parent, the Issuer, Spensyd Asset Management LLLP, as administrative holder, Sachs Capital Management LLC and Spensyd Capital Management LLLP, as purchasers.

          “Series B Notes” means the “Notes” as such term is defined in the Series B Note Purchase Agreement.

          “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          “Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of Indebtedness and other liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person has not incurred, does not intend to Incur, or believe (nor should it reasonably believe) that it will Incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent or the Issuer as the context requires.

          “Taxes” shall have the meaning accorded to such term in Section 3.01(a).

          “TDH” has the meaning specified in the preamble hereto.

          “Total Outstandings” means, as of any date of determination, the aggregate principal amount of all outstanding Notes as of such date.

          “Total Series A and Series B Outstandings” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Notes and (ii) the aggregate principal amount of all outstanding Series B Notes as of such date.

          “Transferor” has the meaning specified in Section 9.06(a)(i).

          “Triarc” means Triarc Companies, Inc.

          “UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time as adopted in the State of New York; provided that, if by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agents’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the terms “UCC” and “Uniform Commercial Code” mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

          “United States” and “U.S.” mean the United States of America.

          “Voting Stock” means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

          1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)       (i)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import, when used in any Note Document, shall refer to such Note Document as a whole and not to any particular provision thereof.

         (ii)       Article, Section, Exhibit and Schedule references are to the Note Document in which such reference appears.

         (iii)      The terms “include” and “including” are by way of example and not limitation.

         (iv)      The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

          (d)       Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

          1.03.    Accounting Terms.

          (a)       All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the annual financial statements of the Parent filed with the SEC on March 14, 2007, except as otherwise specifically prescribed herein.

          (b)       If any change in GAAP, including as a result of FIN 46, used in the preparation of the financial statements referred to in clause (a) above is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Issuer and results in a change in any financial ratio set forth in any Note Documents (to the extent required to be calculated in accordance with GAAP) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Issuer and the operation of any other provision of this Agreement shall be the same after such change as if such change had not been made.

          1.04.   Rounding. Any financial ratios required to be maintained by the Issuer pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Any interest rate calculated in accordance with the terms of this Agreement shall be rounded upward to the nearest whole multiple of one thousandth of one percent (0.001%) .

          1.05.   References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

          1.06.   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
ISSUANCE AND TERMS OF THE NOTES

          2.01.   Issuance of the Notes. On the terms and subject to the conditions and in reliance upon the representations, warranties, covenants and agreements set forth herein, each Purchaser agrees to receive, as full and complete payment and satisfaction of the Aggregate Note Consideration to which such Purchaser is entitled pursuant to the Merger Agreement, one or more Notes from the Issuer in an aggregate principal amount set forth opposite the name of such Purchaser on Schedule A.

          2.02.   Redemptions and Repurchase of Notes.

          (a)      Optional Redemptions of Notes.

        (i)       The Issuer may, from time to time on any Business Day, voluntarily redeem the Notes at a price equal to 100% of the aggregate outstanding principal amount of such Notes plus accrued and unpaid interest thereon, in whole or in part without premium or penalty. Any such voluntary redemption shall be effected in accordance with Section 2.02(a)(ii).

        (ii)       The Issuer shall give irrevocable notice of any optional redemption of the Notes pursuant to Section 2.02(a)(i) to each Holder not later than 1:00 P.M. two (2) Business Days prior to the date on which such redemption is to take place. Each such notice shall specify (A) the applicable redemption date (which shall be a Business Day), (B) the amount of such redemption, which shall be in an aggregate principal amount of $250,000 or a whole multiple of $50,000 in excess thereof and shall be made on a pro rata basis, based on the Total Outstandings at such time. If such notice is given by the Issuer, the Issuer shall make such redemption and the aggregate principal amount specified in such notice shall be due and payable on the date specified therein. Each such redemption shall be applied to the Notes of the Holders in accordance with their Pro Rata Share. Upon receipt by any Holder of its Pro Rata Share of the amount of any such redemption, such Holder shall deliver to the Issuer for cancellation an aggregate principal amount of Notes equal to not less than the amount of Notes of such Holder so redeemed. In the event the aggregate principal amount of such Notes delivered to the Issuer exceeds the aggregate principal amount of the Notes so redeemed, the Issuer shall deliver to the applicable Holder a new Note or Notes in an aggregate principal amount equal to the amount of such excess.

          (b)      Mandatory Offer to Repurchase Notes Upon Asset Sale or Event of Loss.

        (i)      Mandatory Offer to Repurchase Notes Upon Asset Sale or Event of Loss. In the event that the Parent or any of its Subsidiaries shall have received Net Cash Proceeds from any Asset Sale or suffers an Event of Loss, the Issuer shall, in each case subject to the terms of the Intercreditor Agreement, not later than ten (10) Business Days after receipt of such Net Cash Proceeds, make an offer to each Holder (a “Mandatory Redemption Offer”), on a pro rata basis based on the Total Outstandings at such time, to repurchase such Holder’s Notes using 100% of the Net Cash Proceeds of such Asset Sale or Event of Loss, less the applicable Reinvestment Deferred Amount (to the extent that a Reinvestment Notice has been provided with respect to such Asset Sale or Event of Loss), pursuant to the procedures described in Section 2.02(b)(v) at an offer price equal to one-hundred percent (100%) of the aggregate outstanding principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of such repurchase; provided that the requirements of this Section 2.02(b)(i) shall not apply, if no Default or Event of Default has occurred and is then continuing, to the extent that the aggregate amount of the Net Cash Proceeds received by the Parent or such Subsidiary in connection with such Asset Sale or Event of Loss, as applicable, do not exceed (x) $500,000 per Asset Sale (or series of related Asset Sales) or Event of Loss, as applicable, or (y) $1,000,000 with respect to all Asset Sales or all Events of Loss, as applicable, during any fiscal year of the Parent; provided, further, that, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be offered to be used to repurchase Notes in accordance with this Section 2.02(b)(i).

        (ii)      Mandatory Offer to Repurchase Notes Upon Debt Issuance. In the event that the Parent or any of its Subsidiaries shall have received Net Cash Proceeds from any Debt Issuance, the Issuer shall, in each case subject to the terms of the Intercreditor Agreement, not later than ten (10) Business Days after the receipt of such Net Cash Proceeds, make a Mandatory Redemption Offer, on a pro rata basis based on the Total Outstandings at such time, to repurchase each Holder’s Notes using fifty percent (50%) of the Net Cash Proceeds of such Debt Issuance at an offer price equal to 100% of the aggregate outstanding principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of such repurchase.

        (iii)     Mandatory Offer to Repurchase Notes Upon Equity Issuance. In the event that the Parent or any of its Subsidiaries shall have received Net Cash Proceeds from any Equity Issuance, the Issuer shall, in each case subject to the terms of the Intercreditor Agreement, not later than ten (10) Business Days after receipt of such Net Cash Proceeds, make a Mandatory Redemption Offer, on a pro rata basis based on the Total Outstandings at such time, to repurchase each Holder’s Notes using twenty-five percent (25%) of the Net Cash Proceeds of such Equity

Issuance at an offer price equal to 100% of the aggregate outstanding principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of such repurchase.

        (iv)      Mandatory Offer to Repurchase Notes Upon Exercise of Warrants, Rights or Options to Acquire Capital Stock. In the event that the Parent or any of its Subsidiaries shall have received Net Cash Proceeds from any exercise of warrants, rights or options to acquire its Capital Stock (each such event, an “Exercise Event”), the Issuer shall, in each case subject to the terms of the Intercreditor Agreement, not later than ten (10) Business Days after receipt of such Net Cash Proceeds, make a Mandatory Redemption Offer, on a pro rata basis based on the Total Outstandings at such time, to repurchase each Holder’s Notes using twenty-five (25%) of the Net Cash Proceeds of such Exercise Event at an offer price equal to 100% of the aggregate outstanding principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of such repurchase; provided that the requirements of this Section 2.02(b)(iv) shall not apply to the extent that the aggregate amount of the Net Cash Proceeds that are required to be offered for repurchase of Notes pursuant to this clause (iv) do not exceed $100,000 per Exercise Event (or a related series of Exercise Events).

        (v)      Offer and Repurchase Mechanics. Subject to the terms of the Intercreditor Agreement, within ten (10) Business Days following the occurrence of an Asset Sale, Event of Loss, Debt Issuance, Equity Issuance or Exercise Event referred to in clauses (i), (ii), (iii) or (iv) above requiring a Mandatory Redemption Offer, the Issuer shall deliver to each Holder a written notice stating (1) that a Mandatory Redemption Notice is being made pursuant to this Section 2.02(b) and that Notes tendered will be accepted for payment up to an aggregate amount equal to, (x) in the case of clause (i) above, one-hundred percent (100%) of the Net Cash Proceeds of the applicable Asset Sale or Event of Loss, as applicable, less the applicable Reinvestment Deferred Amount, if any, (y) in the case of clause (ii) above, fifty percent (50%) of the Net Cash Proceeds of the applicable Debt Issuance, and (z) in the case of clause (iii) or (iv) above, twenty-five (25%) of the Net Cash Proceeds of the relevant Equity Issuance or Exercise Event, as applicable, (2) the purchase price (which shall be as specified in clauses (i), (ii) and (iii) above) and the purchase date (which shall be ten (10) Business Days after the date such notice is sent) with respect to such event (the “Mandatory Payment Date”), and (3) that any Notes not tendered or not repurchased will continue to remain outstanding. On or before the second Business Day prior to the applicable Mandatory Payment Date, each Holder shall notify the Issuer in writing of the amount of such Holder’s Notes eligible for redemption that such Holder wishes to tender for purchase pursuant to such Mandatory Redemption Offer; provided that, in the event any Holder does not so notify the Issuer on or before such second Business Day, such Holder shall be deemed to have elected not to tender any of such Holder’s Notes for purchase. On the Mandatory Payment Date, the Issuer or any of its Subsidiaries shall deliver to any Holders that have elected to tender all or any portion of their respective Notes for purchase pursuant to such Mandatory Redemption Offer, an amount equal to the aggregate purchase price for such Notes. Upon receipt by any Holder of the purchase price for the Notes which such Holder has elected to tender for purchase, such Holder shall deliver to the Issuer an aggregate principal amount of Notes equal to not less than the amount of Notes of such Holder so tendered, which Notes shall be cancelled by the Issuer. In the event such aggregate principal amount of the Notes of such Holder delivered to the Issuer exceeds the aggregate principal amount of the Notes of such Holder so tendered, the Issuer shall deliver to such Holder a new Note or Notes in an aggregate principal amount equal to the amount of such excess.

          2.03.   Repayment on Maturity Date. Anything contained herein to the contrary notwithstanding, the entire aggregate principal amount of Notes outstanding on the Maturity Date shall be repaid on such date, unless such date is not a Business Day, in which case such payment will be made on the Business day immediately preceding the Maturity Date.

          2.04.   Interest.

          (a)       Subject to the provisions of Section 2.06(b), interest on the Notes will accrue and be charged on the principal amount thereof for each day at the Interest Rate. All calculations of interest shall be computed on the basis of a 360-day year for the actual days elapsed.

          (b)       Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of any Event of Default, (i) interest (including post-petition interest in any proceeding under any Debtor Relief Law) on each outstanding Note will accrue and be charged on the principal amount thereof for each day at the Default Rate and (ii) to the fullest extent permitted by applicable Laws, interest (including post-petition interest in any proceeding under any Debtor Relief Law) will accrue and be charged for each day at the Default Rate on any payments of interest that are not paid when due and other amounts that are then due and payable hereunder. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. The Issuer acknowledges and agrees that payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Holder or any Holder.

          (c)       Except as otherwise provided in Section 2.06(b), interest on each Note shall be due and payable in arrears on the last day of each Interest Accrual Period applicable to such Note, on the date of any redemption of all or any portion of the principal amount of such Note (on the principal amount so redeemed) and on the Maturity Date. Interest hereunder and under the Notes shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

          (d)       Interest shall accrue on each Note for the day on which such Note is purchased, and shall not accrue on such Note, or any portion thereof, for the day on which such Note or such portion is redeemed, provided that any Note that is redeemed on the same day on which it is purchased shall, subject to Section 2.06(b), bear interest for one day.

          2.05.   Payment Records. All payments of principal and interest made by the Issuer under this Agreement and the Notes shall be evidenced by one or more accounts or records maintained by the Issuer and each applicable Holder in the ordinary course of business. Such accounts or records shall be conclusive, absent manifest error, of the amount of such payments paid by the Issuer. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Issuer hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Holder and the accounts and records of the Issuer in respect of such matters, the accounts and records of the Issuer shall be conclusive evidence of the matters contained therein in the absence of demonstrable error. Each Holder may attach schedules to any of its Notes and endorse thereon the date and amount of any payments with respect thereto.

          2.06.   Payments Generally.

          (a)       All payments to be made by the Issuer in respect of the Obligations shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Issuer in respect of the Obligations shall be made to the Holders to which such payment is owed via wire transfer of Dollars in immediately available funds on the date such payment is due and payable by 2:00 P.M. All payments received by any Holder after 2:00 P.M.

on the date such payments are due and payable shall be deemed to have been received on the next succeeding Business Day, and any applicable interest shall continue to accrue thereon until such Business Day.

          (b)       If any payment to be made by the Issuer in respect of the Obligations shall come due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing any applicable interest.

          2.07.   Sharing of Payments. If, other than as expressly provided elsewhere herein, any Holder shall obtain, on account of any Note held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Holder shall immediately (a) notify the Administrative Holder of such fact, and (b) purchase from the other Holders such participations in the Notes held by them as shall be necessary to cause such purchasing Holder to share the excess payment in respect of such Note pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Holder under any of the circumstances described in Section 9.05 (including pursuant to any settlement entered into by the purchasing Holder in its discretion), such purchase shall to that extent be rescinded and each other Holder shall repay to the purchasing Holder the purchase price paid therefor, together with an amount equal to such paying Holder’s ratable share (according to the proportion of (i) the amount of such paying Holder’s required repayment to (ii) the total amount so recovered from the purchasing Holder) of any interest or other amount paid or payable by the purchasing Holder in respect of the total amount so recovered, without further interest thereon. The Administrative Holder will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.07 and will in each case notify the Holders following any such purchases or repayments. Each Holder that purchases a participation pursuant to this Section 2.07 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Holder were the original owner of the Obligations purchased.

          2.08.   Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants, severally and not jointly, as follows:

          (a)       such Purchaser (A) understands that the Notes have not been and will not be registered under the Securities Act and the Notes are being issued by the Issuer in a transaction exempt from the registration requirements of the Securities Act and (B) agrees that it will not sell all or any part of the Notes and the Notes may not be offered or sold, except pursuant to Section 2.07(b) or pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable State laws;

          (b)       such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;

          (c)       such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to or by such Purchaser except as otherwise provided for in this Agreement; and

          (d)       such Purchaser is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act). The financial position of such Purchaser is such that it can afford to bear the economic risk of holding the Notes. Such Purchaser can afford to suffer the complete loss of its investment in the

Notes. The knowledge and experience of such Purchaser in financial and business matters is such that it is capable of evaluating the risks of the investment in the Notes. Such Purchaser acknowledges that no representations, express or implied, are being made with respect to the Issuer or any of its Subsidiaries, the Notes or otherwise, other than those expressly set forth herein.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

          3.01.   Taxes.

          (a)       Any and all payments by the Issuer to or for the account of the Administrative Holder or any Holder under any Note Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding (i) in the case of the Administrative Holder and each Holder, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Holder or such Holder, as the case may be, is organized or, in the case of each Holder, maintains its principal office or a lending office, (ii) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) any taxes that are attributable to such Holder’s failure to comply with the requirements of Section 9.11(a) (other than by reason of a change in law) or (iv) any withholding taxes imposed on amounts payable to a Holder at the time such Holder becomes a party to this Agreement, except to the extent that such Holder’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Issuer with respect to such withholding taxes pursuant to this Section 3.01(a) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes” and those excluded, as “Excluded Taxes”). If any Note Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Note Document to any the Administrative Holder or Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Holder and such Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions, (iii) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Issuer shall furnish to the Administrative Holder and such Holder the original or a copy of a receipt, or other documentation reasonably satisfactory to the Administrative Holder and such Holder, evidencing payment thereof.

          (b)       In addition, the Issuer agrees to pay, or cause to be paid, any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Note Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note Document (hereinafter referred to as “Other Taxes”) and within thirty (30) days after the date of such payment, the Issuer shall furnish to the Administrative Holder and such Holder the original or a copy of a receipt, or other documentation reasonably satisfactory to the Administrative Holder and such Holder, evidencing payment thereof.

          (c)       Parent, together with the Issuer, (jointly and severally) agree to indemnify the Administrative Holder and each Holder for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Holder and such Holder and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or

Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Parent or the Issuer by a Holder or the Administrative Holder on its own behalf shall be conclusive absent a manifest error. Payment under this subsection (c) shall be made as promptly as practicable, but in any event within thirty (30) days, after the date the Holder or the Administrative Holder makes a demand therefor.

          (d)       If the Administrative Holder or any Holder receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Issuer, or with respect to which the Issuer has paid additional amounts pursuant to Section 3.01(a), it shall within 30 days from the date of such receipt pay over the amount of such refund to the Issuer, net of all reasonable expenses of the Administrative Holder or such Holder and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Issuer, upon the request of the Administrative Holder or such Holder, agrees to repay the amount paid over to the Issuer (plus penalties, interest or other reasonable charges) to the Administrative Holder or such Holder in the event the Administrative Holder or such Holder is required or requested to repay such refund to such taxing authority.

          3.02.   Illegality.

          (a)       If any Holder determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Holder to continue to hold its Notes or to determine or charge interest rates based upon the LIBO Rate, such Holder shall give notice thereof to the Issuer (with a copy to the Administrative Holder). Upon receipt of such notice, the Issuer shall, upon demand from such Holder (with a copy to the Administrative Holder), either (i) redeem all Notes, at a price equal to 100% of the aggregate principal amount outstanding of the Notes, of such Holder, either on the last day of the current Interest Accrual Period in respect of such Notes, if such Holder may lawfully continue to hold such notes until such date, or immediately, if such Holder may not lawfully continue to hold such Notes, or (ii) at the option of the Issuer, pay interest on such Holder’s Notes at a rate per annum, as determined by such Holder, that will provide a corresponding yield to such Holder compared to the yield that such Holder would have realized if its Notes had continued to accrue interest at a rate based upon the LIBO Rate (taking into account any increased cost to such Holder of continuing to hold its Notes). Upon any such prepayment, the Issuer shall also pay accrued interest on the amount so prepaid. Each Holder agrees to hold its Notes through a different office of such Holder if such designation will avoid the need for such notice and will not, in the good faith judgment of such Holder, otherwise be materially disadvantageous to such Holder.

          (b)       Failure or delay on the part of any Holder to provide notice as per Section 3.02(a) shall not constitute a waiver of such Holder’s rights set forth therein; provided that the Issuer shall not be required to comply with the requirements set forth in Section 3.02(a)(i) or (ii) if such Holder provides notice of the relevant change in Law or assertion of a Governmental Authority more than one year after the occurrence of such change in Law or assertion of a Governmental Authority; provided, further, that, if such change in Law is retroactive, then the one year period referred to above shall be extended to include the period of retroactive effect thereof.

          3.03.   Matters Applicable to all Requests for Compensation.

          (a)       The Administrative Holder or any Purchaser or any Holder claiming compensation under this Article III shall deliver to the Issuer a certificate setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a reasonably detailed invoice therefor and supporting calculations, which certificate shall be conclusive in the absence of manifest error. In determining such amount the Administrative Holder or such Purchaser or Holder may use any reasonable averaging and attribution methods.

          3.04.   Survival. All of the Parent’s and the Issuer’s obligations under this Article III shall survive the repayment of all Obligations hereunder.

          (a)       In the event that (i)(A) it becomes illegal for any Holder to continue to hold its Notes or to determine or charge interest rates based upon the LIBO Rate and such Holder so notifies the Issuer pursuant to Section 3.02, or (B) any Holder is required to make any payment pursuant to Section 3.01 that is attributable to a particular Holder, and (ii) in the case of clause (i)(B) above, Holders holding at least 50% of the aggregate principal amount outstanding of the Notes are not subject to such illegality, payment or proceedings (any such Holder, an “Affected Holder”), the Issuer may substitute any Holder and, if reasonably acceptable to the Administrative Holder, any other Eligible Holder (a “Substitute Institution”) for such Affected Holder hereunder, after delivery of a written notice (a “Substitution Notice”) by the Issuer to the Administrative Holder and the Affected Holder within a reasonable time (in any case not to exceed ninety (90) days) following the occurrence of any of the events described in clause (i) above that the Issuer intend to make such substitution; provided that, if more than one Holder claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Issuer within thirty (30) days of each other, then the Issuer may substitute all, but not (except to the extent the Issuer have already substituted one of such Affected Holders before the Issuer’s receipt of the other Affected Holders’ claim) less than all, Holders making such claims.

          (b)       If the Substitution Notice was properly issued under this Section 3.04, the Affected Holder shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Holder under the Note Documents, and the Substitute Institution shall assume, and the Affected Holder shall be relieved of all prior unperformed obligations of the Affected Holder under the Note Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Holder of the principal amount of its Notes, together with any other Obligations owing to it and (ii) the payment in full to the Affected Holder in Cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Holder” hereunder for all purposes of this Agreement.

          (c)       Each Holder agrees that, if it becomes an Affected Holder and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 3.04, it shall execute and deliver to the Issuer an Assignment and Assumption to evidence such assignment, together with any Note held by it; provided that the failure of any Affected Holder to execute an Assignment and Assumption or deliver such Notes shall not render such assignment invalid.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

          The Parent and the Issuer represent and warrant to the Administrative Holder and the Holders that:

          4.01.   Existence, Qualification and Power; Compliance with Laws. Each Note Party and each of its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, except to the extent that the failure to obtain such governmental licenses, authorizations, consents or approvals could not reasonably be expected to result in a Material Adverse Effect and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, with respect to such qualification, to the extent that the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Laws except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

          4.02.   Authorization; No Contravention. The execution, delivery and performance by each Note Party of each Note Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (with the passage of time, the giving of notice or otherwise) (a) contravene or Conflict with the terms of any of such Person’s Organizational Documents; (b) Conflict with, or result in the creation of any Lien (other than Permitted Encumbrances) under, (i) the Fifth Third Facility, (ii) any material Contractual Obligation to which such Person is a party, (iii) any Material Indebtedness or (iv) any Judgment or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

          4.03.   No Consent or Other Action. No Consent or Other Action by, from, with or to any other Person is required prior to or otherwise in connection with (a) each Note Party’s ownership of the Collateral and conduct of its Business, (b) any Note Party’s execution and delivery of, and performance of its obligations under, the Note Documents to which it is a party, (c) the Grant of any Lien granted hereby, or (d) the validity, perfection and maintenance of any Lien (other than Permitted Encumbrances) created hereby, except for (i) those consents already obtained and (ii) in the case of the foregoing clauses (c) and (d), the filing of UCC financing statement with the filing offices specified on Schedule 4.03.

          4.04.   Binding Effect. This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by or on behalf of each Note Party that is a party thereto. This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of each Note Party that is a party thereto, enforceable against such Note Party in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          4.05.   No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

          4.06.   Company Information; Subsidiaries, Etc.

          (a)       As of the Closing Date, the legal names, federal taxpayer identification numbers, states of formation, organizational identification numbers and mailing addresses, as applicable, for each Note Party are accurately set forth on Schedule 4.06(a) attached hereto.

          (b)       As of the Closing Date, the Parent and its Subsidiaries do not have any Subsidiaries other than those owned by the Parent or such Subsidiary of the Parent that are set forth on Schedule 4.06(b) attached hereto. In addition, Schedule 4.06(b) sets forth (i) the ownership percentage and amounts and classes of Capital Stock for each such Subsidiary, (ii) whether such Subsidiary is a Guarantor hereunder or is prohibited, pursuant to its Organizational Documents or any Contractual Obligation in effect as of the Closing Date, from guaranteeing the payment of the Obligations and (iii) with respect to any Capital Stock owned by such Note Party, whether such Capital Stock is subject to any restriction with respect to the grant of a security interest therein or the pledge thereof. Schedule 4.06(b) shall be updated in connection with any future domestic Subsidiary becoming a Subsidiary of the Parent.

          4.07.   Security Documents. The Guaranty and Pledge Agreement (as amended or supplemented form time to time) is effective to create in favor of the Collateral Agent, for the benefit of the Holders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral, when any stock certificates representing such Pledged Collateral are delivered to the Collateral Agent, or, in the case of Pledged Uncertificated Stock (as defined in the Guaranty and Pledge Agreement) consisting of “securities” (as defined in the UCC), when financing statements in appropriate form are filed in the appropriate filing offices specified in Schedule 4.07 or a securities control agreement in form and substance reasonably acceptable to the Collateral Agent is entered into by the applicable issuer of such Pledged Uncertificated Stock and the Collateral Agent (a “Securities Control Agreement”), and in the case of the other Collateral described in the Guaranty and Pledge Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.07 or any supplement thereto (which financing statements have been duly completed and executed, delivered to and authorized to be filed by the Collateral Agent), the Guaranty and Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties in such Collateral and the proceeds thereof identified in the Guaranty and Pledge Agreement or any supplement thereto, as applicable, as security for the Obligations (as defined in the Guaranty and Pledge Agreement), in each case, subject to the Intercreditor Agreement, prior and superior in right to any other Person (except Liens permitted by Section 6.02). Schedule 4.07 lists each UCC Financing Statement that (i) names any Subsidiary of the Parent as debtor and (ii) will remain on file after the Closing Date.

          4.08.   Solvency. As of the Closing Date, after giving effect to the transaction hereunder to take place on the Closing Date, the Parent and its Subsidiaries, on a consolidated basis, are Solvent.

          4.09.   Investment Company Act. No Note Party and no Subsidiary of a Note Party is an Investment Company.

          4.10.   Taxes. Each of the Note Parties and each of its Subsidiaries has filed or caused to be filed all material tax returns that are required to be filed by it and has paid or caused to be paid all material taxes required to have been paid by it except any taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

          4.11.   Private Offering. It is not necessary in connection with the offer, sale or delivery of the Notes to the Purchasers in the manner contemplated by this Agreement to register the Notes under the Securities Act.

          4.12.   No Integration or General Solicitation. Neither the Parent nor any of its Subsidiaries has, directly or indirectly, offered, sold or solicited an offer to buy and neither the Parent nor any of its Subsidiaries will, directly or indirectly, offer, sell or solicit any offer to buy any security of a type or in a manner which would be integrated with the sale of the Notes and require the Notes to be registered under the Securities Act. None of the Parent or any of its Subsidiaries, any of their respective Affiliates or any person acting on its or their behalf (other than the Holders, as to whom the Parent and its Subsidiaries make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the issuance of the Notes.

          4.13.   Margin Stock. No Note Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock

(within the meaning of Regulation U of the Board of Governors of the Federal Reserve). No part of the proceeds of the Notes will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve), or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent, with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve.

ARTICLE V.
AFFIRMATIVE COVENANTS

          So long as any Note or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Parent shall and shall cause each other Subsidiary to:

          5.01.   Financial Statements. Deliver to each Qualifying Holder, in form and detail reasonably satisfactory to such Holder:

          (a)       As soon as available, but in any event within seventy-five (75) days after the end of each fiscal year of the Parent, (i) consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year of the Parent, all prepared in accordance with GAAP, and audited by an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Holders, which audit shall be without qualification and shall certify that such financial statements fairly present, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries as of the last day of such fiscal year in accordance with GAAP; and

          (b)       As soon as available, but in any event not later than sixty (60) days after the end of each of the first three fiscal quarters of the Parent occurring during each fiscal year of the Parent, the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income, cash flows and Consolidated EBITDA for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by the Parent’s Chief Financial Officer as fairly presenting, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries as of the last day of such fiscal quarter in accordance with GAAP (subject to normal quarter and year-end audit adjustments and the absence of footnote disclosure).

          Notwithstanding the foregoing, neither Parent nor any other Note Party shall be required to furnish or deliver to any Holder any financial statement or report that the Parent or any of its Subsidiaries filed with the SEC or any successor or analogous Governmental Authority, and any such financial statement or report so filed shall be deemed to have been furnished or delivered to each Qualifying Holder in accordance with the terms of this Article V.

          5.02.   Certificates; Other Information. Furnish to each Qualifying Holder:

          (a)       on the last day of each calendar quarter, a certificate of a Financial Officer stating that, to the best of such Financial Officer’s knowledge, each Note Party during such period has observed or performed all of its material covenants and other material agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Note Documents to which it is a party to be observed, performed or satisfied by it, and that such Financial Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

          (b)       promptly upon receipt thereof, copies of any final reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Note Party made by such accountants, including any final comment letters submitted by such accountants to management of any Note Party in connection with their services; and

          (c)       at least five (5) Business Days prior to the Incurrence of any Debt Issuance, a certificate of a Financial Officer of the Parent setting forth, in reasonable detail, the calculations necessary for determining compliance with the requirements of Section 6.01(i) with respect to such Indebtedness.

          5.03.   Notices. Promptly notify the Administrative Holder and each Holder (and in no event later than five (5) Business Days of a Responsible Officer becoming aware thereof) of: (i) the occurrence of any Default or Event of Default, (ii) any Litigation that could reasonably be expected to result in a Material Adverse Effect and (iii) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Each notice above shall be accompanied by a statement of a Responsible Officer of the Issuer (x) describing with particularity any and all provisions of this Agreement and any other Note Document that have been breached (if applicable) and (y) stating what action the Issuer has taken and proposes to take with respect to the matter disclosed in such notice.

          5.04.   Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the appropriate Note Party; (b) all lawful non-tax claims which, if unpaid, would by law become a Lien (other than a Permitted Encumbrance) upon any property of such Note Party; and (c) all Indebtedness of the Note Parties, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          5.05.   Preservation of Existence, Etc. (a) Except as a result of any transaction permitted pursuant to Section 6.03, preserve, renew and maintain in full force and effect its legal existence and, except as could reasonably be expected to result in a Material Adverse Effect, good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (in the case of this clause (b)) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.06.   Maintenance of Insurance. At the Issuer’s sole cost and expense, (a) maintain policies of insurance for director, officer and company liability with the insurance companies providing such policies to the Issuer as of the Closing Date, or such other reputable insurance companies, in amounts not less than the amounts of the Issuer’s policies existing as of the Closing Date (or such other amounts as is customary in the case of corporations engaged in the same or similar business as the Issuer or having similar properties similarly situated), (b) timely pay all premiums, fees and charges required in connection with all of its insurance policies and otherwise continue to maintain such policies in full force and effect, and (c) promptly notify the Administrative Holder and the Qualifying Holders of any loss in excess of $2,500,000 covered by such insurance policies with respect to which a claim or notice was made under such insurance policies.

          5.07.   Compliance with Laws. Comply in all material respects with the requirements of all Laws and all Judgments applicable to it or to its business or property, except in such instances in which such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted.

          5.08.   Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent and its Subsidiaries; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or its Subsidiaries.

          5.09.   Inspection Rights. Each Qualifying Holder shall have the right, upon not less than twenty (20) Business Days prior written notice to the Issuer (which notice shall be provided by the Issuer to each other Qualifying Holder within three (3) Business Days after the receipt thereof) to have representatives and agents of each Qualifying Holder to visit and inspect, at such reasonable time during normal business hours as stated in such notice, any of the Parent’s and its Subsidiaries properties, to examine their respective corporate, financial and operating records, and make abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants (provided that representatives of the Parent or its Subsidiaries must be present at any such discussion), all (unless an Event of Default has occurred and is then continuing) at the expense of the applicable Qualifying Holders (which expense shall not be reimbursable by the Parent and its Subsidiaries pursuant to Section 9.04); provided that the Qualifying Holders may not exercise their rights under this Section 5.09 (for all Qualifying Holders) more than twice in any fiscal year of the Parent (provided that TDH will be entitled to at least one such inspection in each fiscal year of the Parent), unless an Event of Default is continuing, in which case each Qualifying Holder may do any of the foregoing at the expense of the Parent or its Subsidiaries at any reasonable time during normal business hours and as often as may reasonably be desired.

          5.10.   Additional Collateral, Etc. With respect to any new domestic Subsidiary created or acquired after the Closing Date by any Note Party (other than any Deerfield Special Purpose Entity that is prohibited, pursuant to its Organizational Documents or any Contractual Obligation entered into in the ordinary course of business, from guaranteeing or otherwise providing assurance that any of the Obligations will be paid or discharged, or that any agreements relating thereto will be complied with or if so guaranteeing will result, in the Parent’s reasonable opinion upon advice of counsel, in a requirement for such Subsidiary to be registered as an Investment Company), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guaranty and Pledge Agreement as the Collateral Agent or the Administrative Holder reasonably deem necessary to grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in the Capital Stock of such new Guarantor having such priority as set forth in the Intercreditor Agreement, (ii) if such Guarantor is a corporation or otherwise issues Capital Stock in certificated form, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Guarantor, as the case may be, (iii) if such Guarantor is a corporation or otherwise issues “securities” (as defined in the UCC) in an uncertificated form, deliver to the Collateral Agent a Securities Control Agreement, and (iv) cause such new Guarantor (A) to become a party to the Guaranty and Pledge Agreement and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in the Pledged Collateral described in the Guaranty and Pledge Agreement with respect to such new Guarantor, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guaranty and Pledge Agreement or by law or as may be reasonably requested by the Collateral Agent. Notwithstanding anything to the contrary contained in this Agreement, if any domestic Subsidiary is created or acquired after the Closing Date by any Note Party that (i) is not required to be a Guarantor pursuant to the application of clause (b) of the proviso in the definition of Guarantor and (ii) owns one or more Subsidiaries that are not required to be Guarantors by application of clauses (a) or (b) of the proviso in the definition of Guarantor, then, so long as doing so would not, in the reasonable determination of the Parent, adversely affect the Parent or its Subsidiaries, such domestic Subsidiary shall become a Restricted Holding Subsidiary subject to the restrictions of Section 6.18.

          5.11.   REIT Status. In each case unless otherwise agreed to by the Parent’s shareholders, (a) take all such actions as are necessary or desirable to maintain the Parent’s qualification to be taxed as a REIT under Section 856 of the Code, (b) not revoke the Parent’s election to be a REIT or take or omit to take any action which could reasonably be expected, individually or in the aggregate, to result in the loss of the Parent’s qualification as a REIT, (c) not allow the Parent to incur liability for material taxes under Section 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code (or any comparable provision of state or local laws) and (d) allow the Parent to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

          5.12.   Collection of Management and Other Fees. Use commercially reasonable efforts to collect when due and payable all management, monitoring, transaction and other fees payable to it pursuant to the Deerfield SPE Documents.

          5.13.   Further Assurances. From time to time the Parent, the Issuer and the other Note Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Holder or the Holders may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Note Documents, or of more fully perfecting or renewing the rights of the Administrative Holder or the Holders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any Capital Stock hereafter acquired by any Note Party that may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Holder or any Holder of any power, right, privilege or remedy pursuant to this Agreement or the other Note Documents that requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Parent or its Subsidiaries will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Holder or such Holder may be required to obtain from the Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

          5.14.   Note Refinancing. The Issuer and the Parent shall use their commercially reasonable efforts to obtain or issue, as promptly as possible after the date hereof, a debt facility or debt security for the Issuer, which may be required to be guaranteed by the Parent (a “Replacement Financing”), the proceeds of which will be used to repay in full all outstanding principal and interest on the Notes and all other Obligations. In connection therewith, during each consecutive three-month period following the date hereof, the Issuer and the Parent shall have discussions with potential sources of funds for a Replacement Financing with respect to the then current market terms on which a Replacement Financing may be available and, to the extent that it is determined by the board of directors of the Parent that a Replacement Financing is then available on commercially reasonable terms, shall solicit proposals and commitments for, and use commercially reasonable efforts to obtain, such Replacement Financing. The Issuer and the Parent agree that in their determination as to whether a Replacement Financing is available on commercially reasonable terms, the Issuer and the Parent will consider the terms of such Replacement Financing taken as a whole, and will not reject a Replacement Financing solely because (i) the interest rate thereunder is greater than the Interest Rate then in effect, (ii) the Issuer will be required to make amortization payments with respect thereto, or (iii) such Replacement Financing includes one or more financial incurrence or maintenance covenants. Upon request, the Issuer and the Parent will discuss with the Administrative Holder and the Qualifying Holders the information provided to them with respect to the terms on which a Replacement Financing may at such time be available.

ARTICLE VI.
NEGATIVE COVENANTS

          So long as any Note or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Parent and the Issuer shall not, and shall not permit any Subsidiary to:

          6.01.   Indebtedness. Incur, or permit any other Subsidiary to Incur, any Indebtedness on or after the Closing Date, except for the following:

          (a)       Indebtedness pursuant to (i) any Note Document and (ii) any Series B Note Document, provided that until the occurrence of the Repriority Event (as defined in the Intercreditor Agreement), the aggregate principal amount of the Series B Notes outstanding at any time may not exceed the Maximum First Lien Principal Amount (as defined in the Intercreditor Agreement);

          (b)       (i) Indebtedness Incurred in the ordinary course of business and consistent with guidelines established by the Parent’s board of directors from time to time under any “warehouse” financing or repurchase obligation and (ii) Non-Recourse Indebtedness Incurred in connection with financing of investment positions in Financial Assets;

          (c)       Indebtedness under Hedging Obligations with respect to interest rates or foreign currency exchange rates, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes;

          (d)       Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(d);

          (e)       Indebtedness owing by any Note Party to any other Note Party;

          (f)       any Indebtedness arising from Capital Leases and purchase money Indebtedness; provided that such Indebtedness, in the aggregate, shall not exceed $2,500,000 outstanding at any time (collectively, the “Permitted Financings”); provided, further, that the Parent the Issuer and any Subsidiary can incur purchase money Indebtedness pursuant to this Section 6.01(f) within one hundred-eighty (180) days after the acquisition of the Property acquired therewith;

          (g)       Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations, bankers acceptances and similar obligations issued for the account of the Parent or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of the Parent or any of its Subsidiaries with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations, bankers acceptances or other similar obligations (in each case other than for an obligation for money borrowed);

          (h)       guarantees by any Note Party or Subsidiary in respect of Indebtedness otherwise permitted under this Section 6.01;

          (i)        any Indebtedness; provided that on the date of Incurrence of such Indebtedness and after giving effect thereto (i) no Default or Event of Default shall exist or result therefrom and (ii) the Parent Leverage Ratio shall not be more than 2.50:1:00;

          (j)       Indebtedness not otherwise permitted by the foregoing clauses; provided that the aggregate principal amount of all Indebtedness permitted under this clause (j) shall not exceed $5,000,000 at any time outstanding;

          (k)      unsecured Indebtedness under the Fifth Third Facility, as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced; provided that any such amendment, restatement, supplement or other modification, refinancing or replacement (pursuant to a waiver or otherwise) shall not increase the aggregate principal amount of the commitment under the Fifth Third Facility as of the date hereof; and

          (l)       any Permitted Refinancing Indebtedness (other than in respect of Indebtedness permitted by Section 6.01(k)).

          6.02.   Liens. Directly or indirectly create, incur, assume or suffer to exist, or permit any of its Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist, any Lien upon any of their respective Properties or assets of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, or otherwise assign any rights to receive any income or profits therefrom, except for the following:

          (a)       Liens pursuant to any Note Document and any Series B Note Document;

          (b)       Liens existing on the date hereof and listed on Schedule 6.02(b) and any renewal, extension, refinancing or refunding thereof that neither increases the amount secured thereby nor encumbers additional property;

          (c)       Liens securing Indebtedness permitted by clauses (i) or (j) of Section 6.01;

          (d)       Liens upon any Financial Asset incurred in the ordinary course of business and consistent with guidelines established by the Parent’s board of directors from time to time;

          (e)       Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Note Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon);

          (f)       Customary Permitted Liens;

          (g)       Liens arising in respect of Permitted Financings (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof), limited in each case to the property to which such purchase money Indebtedness relates or is subject to such Capital Lease and which in either case shall not cover any Collateral, and in the case of a Lien securing purchase money Indebtedness, limited to the extent that such Lien attaches to the Property acquired therewith within one hundred-eighty (180) days after there acquisition thereof;

          (h)       Liens on cash and cash equivalents securing Hedging Obligations;

          (i)       Liens securing Permitted Refinancing Indebtedness; provided that such Liens attach only to the same property or assets (together with improvements thereon or proceeds thereof) that secured the Indebtedness being refinanced (which in any event, shall not include any Collateral); and

          (j)       Liens not otherwise permitted by the foregoing clauses of this Section 6.02 securing obligations or other liabilities of the Parent, any other Note Party or any Subsidiary incurred in the ordinary course of business; provided that (i) such Lien shall not be incurred with respect to the Collateral and (ii) the aggregate outstanding principal amount of all the obligations and liabilities secured by Liens permitted under this clause (j) shall not exceed $1,000,000 at any time outstanding.

          6.03.   Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

          (a)       any Subsidiary of the Parent may be merged or consolidated with or into the Parent (provided that the Parent shall be the continuing or surviving entity) or with or into any other Note Party (provided that (i) such Note Party shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Issuer shall comply with Section 5.10 in connection therewith);

          (b)       any Subsidiary of the Parent may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent or any other Note Party; and

          (c)       any Person may be merged or consolidated with or into the Parent in connection with an Investment permitted under this Agreement (provided that the Parent shall be the continuing or surviving entity) or with or into any other Note Party in connection with an Investment permitted hereunder (provided that (i) such Note Party shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Issuer shall comply with Section 5.10 in connection therewith and provided, further, that any Indebtedness or Liens of the Person merging with Parent or any other Note Party as permitted by this clause (c), is permitted to be incurred pursuant to Sections 6.01 or 6.02, as applicable);

          provided that this Section 6.03 shall not apply to any Deerfield Special Purpose Entity to the extent and so long as compliance by such Person with, or such Person’s agreement to be subject to, the restrictions set forth in this Section 6.03 contravenes or Conflicts with such Person’s Organizational Documents or any Contractual Obligation in existence on the date hereof, or entered into after the date hereof in the ordinary course of business, or Requirement of Law applicable to such Person or any of its Properties.

          6.04.   Dispositions. Dispose, or permit any Subsidiary to Dispose, of any Collateral or any other Property of the Parent or such Subsidiary, or enter into any agreement to make any such Disposition, except:

          (a)       Dispositions of worn out, obsolete or surplus property by any Subsidiary in the ordinary course of business and the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Parent or the relevant Subsidiary, no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Subsidiaries taken as a whole;

          (b)       Dispositions of Property (i) by the Parent, the Issuer or any Subsidiary to the Parent or any other Note Party;

          (c)       Dispositions of any Property; provided that (i) such Property is to be Disposed for Fair Market Value and (ii) at least 75% of the consideration received in respect of such Disposition is for Cash;

          (d)       Dispositions of Financial Assets in the ordinary course of business and consistent with guidelines established by the Parent’s board of directors from time to time;

          (e)       licenses, sublicenses, leases to subleases granted to third parties in the ordinary course of business not interfering with the business of the Parent or any of its Subsidiaries;

          (f)       Sale and Leaseback Transactions permitted by Section 6.07; and

          (g)       Dispositions not otherwise permitted by the foregoing clauses of this Section 6.04; provided that the aggregate consideration received in respect of all Dispositions permitted under this clause (g) shall not exceed $1,000,000 during the term of this Agreement.

          6.05.   Restricted Payments. Directly or indirectly declare, pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided that: (a) each of the Parent and any of its Subsidiaries may distribute dividends of Capital Stock (other than Disqualified Capital Stock) in respect of its Capital Stock; (b) the Parent and its Subsidiaries may make Restricted Payments to the Parent or any other Note Party; (c) the Parent and its Subsidiaries may make Restricted Payments with respect to any Designated Preferred Stock; (d) the Parent and its Subsidiaries may make Restricted Payments to the Parent, the Issuer and their respective Subsidiaries to be used by such Person (i) to the extent necessary to pay Permitted Management Fees and (ii) to the extent necessary for the Parent, the Issuer and their Subsidiaries to pay any taxes which are due and payable by the Parent, the Issuer and any of their Subsidiaries; provided that in the case of this clause (ii), such amount shall not exceed the lesser of (x) the amount of such taxes that are due and payable and (y) the amount of taxes that would be due and payable by each Subsidiary making such Restricted Payment if such Subsidiary were the parent of a consolidated group consisting of itself and its Subsidiaries; (e) the Parent and its Subsidiaries may purchase the Parent’s or any of its Subsidiary’s common stock or options to purchase common stock from current officers, directors or employees of the Parent or any of its Subsidiaries upon the death, disability or termination of employment of such officer, director or employee (at current market value prices to the extent available); (f) the Parent may repurchase shares of its common stock; provided that the aggregate amount used for the purposes permitted under this clause (f) shall not exceed $1,000,000 during the term of this Agreement; (g) the Issuer may make dividend payments to the Parent in the amount necessary for Parent to make payments contemplated by the Merger Documents; (h) any Subsidiary of the Issuer may make dividend payments to the Issuer and any Subsidiary of the Parent that is not a Subsidiary of the Issuer may make dividend payments to the Parent; (i) the Parent may make Restricted Payments (and the Note Parties and other Subsidiaries may make Restricted Payments to the Parent for such purpose) to enable the Parent to avoid the imposition of any entity level tax on the Parent; provided that such Restricted Payments shall be made to the maximum extent possible, from cash on hand and dividends from non-guarantor Subsidiaries; (j) the Parent may make Restricted Payments (x) in an amount equal to the amount of goodwill of the Issuer and its Subsidiaries that is deducted for U.S. federal income tax purposes by the Parent in any given taxable year and (y) in an amount equal to the aggregate amount of any distributions received by the Parent from its Subsidiaries in any given taxable year, but only to the extent that such distributions are not included in the U.S. federal taxable income of the Parent as a result of the deduction of goodwill of the Issuer and its Subsidiaries; and (k) the Parent and its Subsidiaries may make Restricted Payments to the Parent, the Issuer and their respective Subsidiaries to be used by such Person to the extent necessary to pay any management or similar fee to any Affiliate; provided that (i) no Event of Default has occurred and is continuing or would occur as a result thereof and (ii) such management or similar fee shall be on fair and reasonable terms that, taken as a whole, are not less favorable to the relevant Note Party or Subsidiary, as applicable, as could be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate of the Parent;

          provided that this Section 6.05 shall not apply to any Deerfield Special Purpose Entity to the extent and so long as compliance by such Person with, or such Person’s agreement to be subject to, the restrictions set forth in this Section 6.05 contravenes or Conflicts with such Person’s Organizational Documents or any Contractual Obligation, in existence on the date hereof, or entered into after the date hereof in the ordinary course of business, or Requirement of Law applicable to such Person or any of its Properties.

          6.06.   Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent (which shall include Sachs and its Affiliates for purposes of this Section 6.06) other than those conducted on fair and reasonable terms that, taken as a whole, are not less favorable to the relevant Note Party or Subsidiary, as applicable, as could be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate of the Parent; provided that the following shall be permitted:

          (a)       Restricted Payments permitted by Section 6.05;

          (b)       Investments permitted by clauses (a), (c), (d), (e) and (f) of Section 6.10;

          (c)       transactions among the Note Parties;

          (d)       reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the board of directors of the Parent or the relevant Note Party;

          (e)       sales of Qualified Capital Stock of the Parent to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith;

          (f)       any services provided by an Affiliate of the Parent where the only consideration paid by the Parent or any of its Subsidiaries in connection therewith is Qualified Capital Stock of the Parent; and

          (g)       the Management Agreement; and

          (h)       all transactions contemplated by the Merger Agreement, the Registration Rights Agreement (as defined in the Merger Agreement), the issuance of the Designated Preferred Stock, the Sachs Agreement (as defined in the Merger Agreement) and any other agreement entered into in connection with the Acquisition.

          6.07.   Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.04(f) and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

          6.08.   Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Note Party to create, Incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guaranty and Pledge Agreement, other than (a) this Agreement and the other Note Documents, (b) the Series B Note Purchase Agreement

and the other Series B Note Documents, (c) agreements governing Permitted Financings (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or the assignment, encumbrance or hypothecation of such lease or license, (e) any restriction imposed pursuant to an agreement entered into in connection with a sale or other Disposition not prohibited by this Agreement pending the closing of such sale or other Disposition with respect to assets being sold and (f) negative pledges imposed by operation of applicable Law; provided that this Section 6.08 shall not apply to any Deerfield Special Purpose Entity to the extent and so long as compliance by such Person with, or such Person’s agreement to be subject to, the restrictions set forth in this Section 6.08 contravenes or Conflicts with such Person’s Organizational Documents or any Contractual Obligation in existence on the date hereof, or entered into after the date hereof in the ordinary course of business, or Requirement of Law applicable to such Person or any of its Properties.

          6.09.   Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Note Party to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent, the Issuer or any other Subsidiary, (b) make Investments in the Parent, the Issuer or any other Subsidiary or (c) transfer any of its assets to the Parent, the Issuer or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Note Documents, (ii) any restriction existing under the Series B Note Documents, (iii) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or the assignment, encumbrance or hypothecation of such lease or license, (iv) any restriction imposed pursuant to an agreement entered into in connection with a sale or other Disposition not prohibited by this Agreement pending the closing of such sale or other Disposition with respect to assets being sold, (v) encumbrances and restrictions imposed by operation of applicable law, (vi) covenants in agreements creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby, (vii) such encumbrances or restrictions or any other limitations applicable to any Note Party that has engaged or is engaged in issuing CLOs or CDOs or in providing “warehouse” lending or borrowing facilities (A) that are customarily set forth in the Organizational Documents of CLOs, CDOs or entities providing “warehouse” lending or borrowing facilities, (B) under any Contractual Obligation in connection with such CLOs or CDOs or “warehouse” and (viii) any prohibition or limitation that (A) exists on the date hereof or in any agreement in effect at the time such Note Party becomes a Note Party of or is merged into or consolidated with a Note Party, so long as such agreement was not entered into in contemplation of such Person becoming a Note Party or (B) is imposed by any amendments or refinancings that are otherwise permitted by the Note Documents; provided that such amendments and refinancings are not materially more restrictive with respect to such prohibitions than those prior to such amendment or refinancing; and provided, further, that this Section 6.09 shall not apply to any Deerfield Special Purpose Entity to the extent and so long as compliance by such Person with, or such Person’s agreement to be subject to, the restrictions set forth in this Section 6.09 contravenes or Conflicts with such Person’s Organizational Documents or any Contractual Obligation in existence on the date hereof, or entered into after the date hereof in the ordinary course of business, or Requirement of Law applicable to such Person or any of its Properties.

          6.10.   Investments. Make any Investments except:

          (a)       extensions of credit and other Investments in Financial Assets or in any Person that invests in Financial Assets (provided that the Parent or any of its Subsidiaries are providing investment management services to such Person) in the ordinary course of business and consistent with guidelines established by the Parent’s board of directors from time to time;

          (b)       Investments Cash and Cash Equivalents;

          (c)       loans and advances to employees of the Parent or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount of all such loans and advances for the Parent and its Subsidiaries not to exceed $500,000 at any one time outstanding;

          (d)       the Merger;

          (e)       Investments by the Parent or any of its Subsidiaries in any Person that, prior to such Investment, is a Note Party or concurrently with the making of such Investment either becomes a Note Party or merges with or into a Note Party (provided that such Note Party shall be the continuing or surviving entity);

          (f)       Investments existing on the Closing Date and listed on Schedule 6.10(f);

          (g)       Investments acquired in consideration of issuances of Qualified Capital Stock of the Parent or any of its Subsidiaries to the extent that such issuance of Qualified Capital Stock was approved by the Parent’s shareholders;

          (h)       Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.04 to the extent such non-cash portion is permitted by such Section;

          (i)       Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

          (j)       Investments in any Person that concurrently with the making of such Investment shall become a direct or indirect Subsidiary of the Parent; provided that the aggregate amount of all Investments made and outstanding pursuant to this clause (j) in Persons that are not Guarantors shall not exceed $5,000,000 at any time;

          (k)      other Investments in an amount not to exceed $1,000,000 in the aggregate at any time outstanding;

          (l)       Investment by the Parent or any of its Subsidiaries consisting of any Note received by such Person in connection with any Holder’s satisfaction of any indemnity obligation pursuant to the Merger Agreement.

          6.11.   Amendments to Merger Documentation. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Issuer or any of its Subsidiaries pursuant to the Merger Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Holders with respect thereto.

          6.12.   Amendments to Other Documents. With respect to any Note Party (i) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any Material Indebtedness in any manner that is materially adverse to the Holders or (ii) without the prior written consent of the Required Holders (such consent not to be unreasonably withheld or delayed), amend or modify any of its Organizational Documents, other than any such amendments or modifications which are not adverse in any material respect to the interests of the Holders; provided that the Parent may amend or modify its Organizational Documents to authorize any issuance of Equity Interests not prohibited hereunder; provided that this Section 6.12 shall not apply to any Deerfield Special Purpose Entity to the extent and so long as compliance by such Person with, or such Person’s agreement to be subject to, the restrictions set forth in this Section 6.12 contravenes or Conflicts with such Person’s Organizational Documents or any Contractual Obligation in existence on the date hereof, or entered into after the date hereof in the ordinary course of business, or Requirement of Law applicable to such Person or any of its Properties.

          6.13.   Changes in Fiscal Periods. Permit the fiscal year of the Parent to end on a day other than December 31.

          6.14.   Business. Engage (directly or indirectly) in any business other than financial services (‘financial services’ include: (i) the making, holding and trading of direct or indirect investments, loans and other extensions of credit, (ii) the purchase, sale and brokerage of securities, shares any other Capital Stock and commodities, (iii) issuing Capital Stock, securities and investment units, (iv) buying and selling commodities, in each case as conducted by the Parent, the Issuer and their Subsidiaries from time to time and (v) any other business involving the origination, management or servicing of loans or credit-related investment products that is not otherwise specifically mentioned in the foregoing clauses (i) through (iv) above).

          6.15.   Capital Expenditures.

          (a)       Make or Incur Capital Expenditures, in any fiscal year of the Parent, commencing with such fiscal year ending on December 31, 2008, in an aggregate amount in excess of $1,500,000; provided, that to the extent that actual Capital Expenditures for any such fiscal year shall be less than the maximum amount set forth above (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the immediately succeeding fiscal year of the Parent.

          (b)       In addition to the foregoing, the Note Parties may make additional Capital Expenditures in any fiscal year of the Parent (which Capital Expenditures will not be included in any determination under clause (a) above) with the amount of Net Cash Proceeds from any Asset Sale or any Event of Loss, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 2.02(b).

          6.16.   Anti-Terrorism Law; Anti-Money Laundering. Neither the Parent nor any of its Subsidiaries, directly or indirectly:

          (a)       knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person (i) listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) with which any Holder is prohibited from dealing or otherwise engaging in any transaction by any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, or (v) that is named on the most current “specially designated national and blocked person” list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list;

          (b)       knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or

          (c)       knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

          6.17.   Embargoed Person. Cause or permit (a) any of the funds or properties of the Note Parties or any of their Subsidiaries that are used to repay the Notes to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Note Parties (whether directly or indirectly) is prohibited by a Requirement of Law or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Note Parties, with the result that the investment in the Note Parties (whether directly or indirectly) is prohibited by a Requirement of Law.

          6.18.   Limitation on Activities of Restricted Holding Subsidiaries. Notwithstanding anything to the contrary in this Agreement or any other Note Document, each of the Restricted Holding Subsidiaries shall not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of their respective Subsidiaries, (b) incur, create, assume or suffer to exist any Lien of any kind upon any of its Properties or Indebtedness or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to any Note Document or any Series B Note Document, or (iii) obligations (but not Indebtedness) with respect to its Capital Stock, or (c) own, lease manage or otherwise operate any properties or assets, other than (x) the ownership of Capital Stock of their respective Subsidiaries and (y) Cash, Cash Equivalents or Capital Stock received in connection with dividends and other distributions made by their respective Subsidiaries; provided that any such dividends or distributions are promptly distributed to its parent or any other Note Party.

ARTICLE VII.
EVENTS OF DEFAULT AND REMEDIES

          7.01.   Events of Default. Any of the following shall constitute an Event of Default:

          (a)      Non-Payment. The Issuer shall fail to pay any principal of any Note when due in accordance with the terms hereof; or the Issuer shall fail to pay any interest on any Note, or any other amount payable hereunder or under any other Note Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

          (b)      Specific Covenants. (i) Any Note Party shall default in the observance or performance of any agreement contained in Section 5.03, Section 5.05, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.10, Section 6.11, Section 6.12, Section 6.14, Section 6.15, Section 6.16, Section 6.17, Section 6.18 or in Sections 4 and 5 of the Guaranty and Pledge Agreement and (ii) any Note Party shall default in the observance or performance of any agreement contained in Section 6.07, Section 6.08, Section 6.09 or Section 6.13 and in the case of clause (ii) such default continues for ten (10) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Note Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Issuer by the Administrative Holder or a Holder;

          (c)      Other Defaults. The Issuer or any other Note Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Note Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Note Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Issuer by the Administrative Holder or a Holder; or

          (d)      Defaults under Other Instruments. The Parent or any other Material Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf to cause, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by a Note Party; or

          (e)      Insolvency Proceedings, Etc. (i) Any Material Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any of Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (f)      Judgments. One or more judgments or decrees shall be entered against the Parent or any other Material Party involving for the Parent and its Subsidiaries, taken as a whole, a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

          (g)      ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Issuer or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Holders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Issuer or any ERISA Affiliate shall, or in the reasonable opinion of the Required Holders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Holders, reasonably be expected to have a Material Adverse Effect;

          (h)      Change of Control. There shall occur any Change of Control;

          (i)       Invalidity of Note Documents. Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Note Party denies in writing the validity or enforceability of any Note Document to which it is a party; or any Note Party denies in writing that it has any or further liability or obligation under any Note Document to which it is a party, or purports in writing to revoke, terminate or rescind any such Note Document; or the Issuer or any other Note Party shall attempt to terminate, revoke or disclaim any Obligation to the Administrative Holder or any Holder (except strictly in accordance with its terms); or

          (j)       Reporting Company. The Parent shall cease to be a reporting company under the Securities Exchange Act of 1934.

          7.02.   Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Holder may, or, at the request of the Required Holders, shall, take any or all of the following actions (either in its own capacity or through instruction to the Collateral Agent), in each case subject to the Intercreditor Agreement:

          (a)       declare the aggregate principal amount outstanding under the Notes, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Issuer; provided that upon the occurrence of any Event of Default under Section 7.01(e), the aggregate principal amount outstanding of the Notes, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Note Document shall become automatically due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Issuer.

          (b)       exercise all rights and remedies available to the Holders under the Note Documents or applicable law, which shall include the rights, powers and remedies (i) granted to secured parties under the UCC or other applicable Uniform Commercial Code; (ii) granted to the Agents or the Holders under any other applicable Law; or (iii) granted to the Agents or the Holders under this Agreement, the Notes or any other Note Document or any other agreement between any Note Party and the Administrative Holder or the Holders;

          (c)       All such rights, powers and remedies shall be cumulative and not alternative and enforceable, in the Administrative Holder’s or the Required Holders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Note Party of this Agreement or any of the other Note Documents. Any single or partial exercise of, or forbearance, failure or delay in exercising any right, power or remedy shall not be, nor shall any such single or partial exercise of, or forbearance, failure or delay be deemed to be a limitation, modification or waiver of any right, power or remedy and shall not preclude the further exercise thereof; and every right, power and remedy of the Administrative Holder or the Holders shall continue in full force and effect until such right, power and remedy is specifically waived by an instrument in writing executed and delivered with respect to each such waiver by such parties.

          7.03.   Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Notes have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Holder and the Collateral Agent in accordance with the Intercreditor Agreement.

          7.04.   Required Notice of Sale. In exercising its rights, powers and remedies as secured party, the Collateral Agent, on behalf of the Administrative Holder and the Holders, agrees to give the Issuer (i) five (5) day’s advance notice in the case of any publicly traded securities and (ii) ten (10) days’ advance notice in the case of any other type of Collateral, of the time and place of any public sale of such Collateral or of the time after which any private sale of such Collateral may take place. The Issuer agrees that such period and notice is commercially reasonable under the circumstances.

ARTICLE VIII.
COLLATERAL AGENT AND ADMINISTRATIVE HOLDER

          8.01.       (a) Appointment and Authorization of Collateral Agent. Each Holder hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action as contractual representative on its behalf under the provisions of this Agreement or under the Guaranty and Pledge Agreement and each other Note Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Note Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Note Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any trustee or fiduciary relationship with any Holder or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Collateral Agent.

          (b)     Appointment and Authorization of Administrative Holder. Each Holder hereby irrevocably appoints, designates and authorizes the Administrative Holder to take such action as contractual representative on its behalf under the provisions of this Agreement and each other Note Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Note Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Note Document, the Administrative Holder shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Holder have or be deemed to have any trustee or fiduciary relationship with any Holder or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Administrative Holder. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Note Documents with reference to the Administrative Holder is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article VIII are solely for the benefit of the Administrative Holder and the Holders and no Note Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Holder shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party.

          8.02.   Collateral Matters. The Holders irrevocably authorize the Collateral Agent, at its option and in its discretion:

          (a)       to take any action with respect to the Collateral which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Note Documents;

          (b)       to release any Lien on any property granted to or held by the Collateral Agent under any Note Document (i) upon termination of the payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Note Document, (iii) in accordance with any provision for the release thereof provided for in this Agreement or the other Note Documents, or (iv) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Holders;

          (c)       to subordinate any Lien on any property granted to or held by the Collateral Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 6.02; and

          (d)       following any such release or subordination described in the preceding clauses (b) and (c), to deliver to the Issuer or any other Person, at its expense, any Collateral so released that is then held by the Collateral Agent hereunder and to execute and deliver to the Issuer or any other Person such releases or other documents as the Issuer or such Person shall request to evidence or effectuate such release or subordination of Liens (including UCC termination statements, intercreditor agreements and collateral agency agreements).

          (e)       Upon request by the Collateral Agent at any time, the Required Holders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 8.02.

          8.03.   Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, the Collateral Agent shall, if (a) so requested (or consented to) by the Administrative Holder or the Required Holders and (b) the Holders have severally provided to the Collateral Agent such additional indemnities and assurances against expenses and liabilities as the Collateral Agent may reasonably request, proceed to enforce the provisions of any Note Documents authorizing the sale or other disposition of all or any part of the Collateral (or any other property which is security for the Obligations) and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral (or such other property); provided, in no event shall this sentence require any Holder to provide indemnities or assurances against expenses and liabilities in excess of such Holder’s Overall Pro Rata Share. The Required Holders may direct the Collateral Agent in writing as to the method and the extent of any such sale or other disposition to the extent permitted under the terms hereof, the Holders hereby agreeing to indemnify and hold the Collateral Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Collateral Agent need not comply with any such direction to the extent that the Collateral Agent reasonably believes the Collateral Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

          8.04.   Right to Indemnity. Each Holder, in proportion to its Pro Rata Share or its Overall Pro Rata Share (with respect to claims related to the Administrative Holder and the Collateral Agent, respectively), at the time any claim therefor is made, severally agrees to indemnify the Agents, to the extent that the Agents shall not have been reimbursed by any Note Party (but without limiting any Note

Party’s reimbursement obligations), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agents in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as Agents in any way relating to or arising out of this Agreement or the other Note Documents; provided, no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agents’ gross negligence or willful misconduct. If any indemnity furnished to the Agents for any purpose shall, in the opinion of the Agents, be insufficient or become impaired, the Agents may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Holder to indemnify the Agents against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Holder’s Pro Rata Share or Overall Pro Rata Share (with respect to the Administrative Holder and the Collateral Agent, respectively) thereof; and provided, further, this sentence shall not be deemed to require any Holder to indemnify the Agents against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

          8.05.   General Immunity.

          (a)     No Responsibility for Certain Matters. The Administrative Holder shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Holders or by or on behalf of any Note Party in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Holder be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Holder shall not have any liability arising from confirmations of the outstanding amount of the Notes.

          (b)     Exculpatory Provisions. Neither the Administrative Holder, the Collateral Agent, nor any of their respective officers, partners, directors, employees or agents shall be liable to Holders for any action taken or omitted by the Administrative Holder or the Collateral Agent under or in connection with any of the Note Documents except to the extent caused by the Administrative Holder’s or Collateral Agent’s gross negligence or willful misconduct. The Agents shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Holder shall have received instructions in respect thereof from the Required Holders (or such other Holders as may be required to give such instructions under Section 9.01) and, upon receipt of such instructions from the Required Holders (or such other Holders, as the case may be), the Agents shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Issuer and/or other

Note Parties), accountants, experts and other professional advisors selected by it; and (ii) no Holder shall have any right of action whatsoever against the Admin Holder as a result of its acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of the Required Holders (or such other Holders as may be required to give such instructions under Section 9.01) .

          (c)     Delegation of Duties. The Administrative Holder may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by the Administrative Holder. The Administrative Holder and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Agreement (including Section 8.02) shall apply to the Affiliates of the Administrative Holder. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article VIII shall apply to any such subagent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Holder, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Note Parties and the Holders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Holder and not to any Note Party, Holder or any other Person and no Note Party, Holder or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

          8.06.   Successor Administrative Holder. The Administrative Holder may resign at any time by giving twenty days’ prior written notice thereof to the Holders and the Issuer. Upon any such notice of resignation, the Required Holders shall have the right to appoint a successor Administrative Holder. The Administrative Holder’s resignation shall become effective on the earlier of (a) twenty days after delivery by the Administrative Holder of the notice referred to in the first sentence of this Section 8.06 and (b) the date on which a successor Administrative Holder shall have been appointed (the “Resignation Date”). On the Resignation Date, such retiring Administrative Holder shall be discharged from its duties and obligations hereunder. After any retiring Administrative Holder’s resignation hereunder as Administrative Holder, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Holder hereunder.

ARTICLE IX.
MISCELLANEOUS

          9.01.   Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Parent or the Issuer therefrom, shall be effective unless in writing signed by the Parent, the Issuer and the Required Holders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that without the written consent of each Holder affected thereby, no such amendment, waiver or consent shall:

          (a)       postpone any date fixed by Section 2.02(b), Section 2.03 or Section 2.04(c) for any payment of the principal amount or interest due to the Holders (or any of them);

          (b)       reduce the principal or principal amount of, or the rate of interest specified herein on, any Note, or any other amounts payable hereunder or under any other Note Document; provided that only the consent of the Required Holders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Issuer to pay interest at the Default Rate;

          (c)       change Section 2.07 or any other provision herein in a manner that would alter the pro rata sharing of payments required thereby;

          (d)       change any provision of this Section or the definition of “Required Holders” or any other provision hereof specifying the number, identity or percentage of Holders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

          (e)       release all or substantially all of the Collateral securing the Notes or release all or substantially all of the Guarantors from their obligations under the Note Documents;

          (f)       alter any provisions, or waive any payment, with respect to any prepayment or redemption of the Notes, including providing for any such prepayment or redemption on any basis other than pro rata based on the Total Outstandings;

          (g)       waive a Default or an Event of Default in the payment of principal of, or interest or premium, if any, on the Notes;

          (h)       make any Note payable in any currency other than U.S. Dollars;

          (i)       impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to the Notes; and

          (j)       except as expressly permitted herein, consent to the assignment or transfer by any Note Party of any of their rights or obligations under this Agreement or any other Note Document;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent or the Administrative Holder in addition to the Holders required above and the Issuer, affect the rights or duties of the Collateral Agent or the Administrative Holder respectively under this Agreement or any other Note Document.

          9.02.   Notices and Other Communications; Facsimile Copies.

          (a)      General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail and facsimile transmission). All such written notices shall be mailed, e-mailed, faxed or delivered to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

        (i)       if to the Issuer, the Administrative Holder or the Collateral Agent, to the address, the e-mail address, facsimile number or telephone number specified for such Person on Schedule 9.02 or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the other parties; and

        (ii)       if to any Holder, to the address, the e-mail address, facsimile number or telephone number specified from time to time by such Holder to the Issuer and the Administrative

Holder or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the Issuer and the Administrative Holder.

          All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt thereof by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; provided that notices and other communications to the Administrative Holder or the Collateral Agent pursuant to Article II shall not be effective until actually received by the Administrative Holder and the Collateral Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

          (b)      Effectiveness of Facsimile Documents and Signatures. Note Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each applicable Note Party, the Collateral Agent, the Administrative Holder and the Holders. The Administrative Holder may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (c)      Reliance by the Administrative Holder and the Holders. The Administrative Holder and the Holders shall be entitled to rely and act upon any notices given by or on behalf of the Issuer even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, so long as, in each case, such notice is issued by a Responsible Officer of the Issuer or by a Person or Persons reasonably believed in good faith by the Holders to be Responsible Officers of the Issuer. The Issuer shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Issuer. All telephonic notices to and other communications with the Administrative Holder may be recorded by the Administrative Holder, and each of the parties hereto hereby consents to such recording.

          9.03.   No Waiver; Cumulative Remedies. No failure by any Holder, the Collateral Agent or the Administrative Holder to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, subject to the terms of applicable Law. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.04.   Payment of Expenses. The Parent and the Issuer jointly and severally agree (a) to pay or reimburse the Agents and any Holder for all its reasonable and documented out of pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement and the other Note Documents, entered into at the request of any Note Party (in each case, whether or not the transactions contemplated thereby shall be consummated), including the Attorney Costs of one principal counsel for the Required Holders and the Agents, (b) to pay or reimburse each Holder and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Note Documents and any other documents prepared in connection herewith or therewith, including without limitation, Attorney Costs of one principal counsel (unless such principal counsel may not represent all Holders as a result of a conflict of interest of such Holders with respect to the Obligations) for all Holders, and Attorney Costs for counsel to the Agents, (c) to pay, indemnify, or reimburse each Holder and the Agents for, and hold each Holder and the Agents harmless from, any and all costs and reasonable expenses of perfecting and recording the Liens granted with respect to the Collateral, including all recording and filing fees, and any and all liabilities with respect to, or resulting from any delay in paying delinquent or non-payment of any stamp, excise and similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Note Documents and any such other documents, and (d) to pay, indemnify or reimburse each Holder, the Agents, their respective Affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Note Documents and any such other documents, whether direct, indirect or consequential and whether based on any Laws (including securities and environmental Laws), that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of any Note Documents or the transactions contemplated hereby or thereby (including the Holders’ agreement to receive the Notes hereunder), including, without limitation, the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Issuer hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent and the Issuer shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section shall be payable promptly after written demand therefor. Statements payable by the Issuer pursuant to this Section shall be submitted to the Issuer at the address of the Issuer set forth in Schedule 9.02, or to such other Person or address as may be hereafter designated by the Issuer in a notice to the Holders and the Administrative Holder. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.04 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder. Notwithstanding the foregoing, this Section (other than clause (c) above) shall not apply to any tax-related matter.

          9.05.   Payments Set Aside. To the extent that any payment by or on behalf of the Issuer is made to the Administrative Holder or any Holder, or the Administrative Holder, or any Holder exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Holder or such Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Holder severally agrees to pay to the Administrative Holder upon demand its applicable share of any amount so recovered from or repaid by the Administrative Holder, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

          9.06.   Successors and Assigns.

          (a)      Conditions to Assignment by Holders.

        (i)       at any time, (x) each Holder may transfer, sell or otherwise assign its Notes in whole or in part to (A) any of its Affiliates or (B) any Person that any individual could transfer, sell or otherwise assign its Notes to if such individual were a Holder under clause (y) below and (y) each Holder who is an individual may transfer, sell or otherwise assign all or a portion of his Notes to (1) an individual who is a member of such Holder’s Immediate Family, (2) the heirs or legal representatives of any such deceased Holder, (3) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Holder or such Holder’s Immediate Family members or such deceased Holder’s heirs or legal representatives (provided that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Notes, no Person other than such Holder or such Holder’s Immediate Family members or such deceased Holder’s heirs or legal representatives may be or may become trustees, beneficiaries, stockholders, partners or members thereof) or (4) any Affiliate of a Purchaser (the persons referred to in clauses (x) and (y) are each referred to hereinafter as a “Permitted Transferee”) and (z) any Permitted Transferee of Notes pursuant to this Section 9.06(a)(i) may transfer, sell or otherwise assign its Notes pursuant to this Section 9.06(a)(i) to the transferring Holder of such Notes (the “Transferor”) or to another Permitted Transferee of such Transferor; provided in each case of (x), (y) and (z) above, that after giving effect to any such transfer, sale or assignment, Triarc and its Designated Persons shall hold Notes (with respect to which it or any such Designated Person has not sold a participation or granted a pledge or created a security interest) having an aggregate principal amount outstanding in excess of 50% of the Total Series A and Series B Outstandings on the effective date of such transfer, sale or assignment;

        (ii)      on and after the earlier of (x) the six-month anniversary of the Closing Date and (y) the date on which Series B Notes in an aggregate principal amount equal to $12,858,453 are either prepaid under the Series B Note Purchase Agreement or are purchased by one or more Holders pursuant to Section 2.9(b) of the Intercreditor Agreement (the “Assignment Trigger Date”), each Holder may assign, sell or otherwise transfer its Notes, in whole or in part, to any Eligible Holder; provided that after giving effect to any such transfer, sale or assignment, Triarc and its Designated Persons shall hold Notes (with respect to which it or any such Designated Person has not sold a participation or granted a pledge or created a security interest) having an aggregate principal amount outstanding in excess of 50% of the Total Series A and Series B Outstandings on the effective date of such transfer, sale or assignment;

provided, in each case of any assignment, sale or other transfer pursuant to clauses (i) or (ii) above that (A) each of the Issuer and the Administrative Holder shall have been given prior written notice of such transfer, sale or assignment,(B) each such transfer, sale or assignment shall be in a minimum principal amount of $500,000 or such lesser amount consented to by the Issuer and the Administrative Holder, and (C) the parties to such transfer, sale or assignment shall execute and deliver to the Issuer (with a copy to the Administrative Holder), for recording in the Register (as hereinafter defined) an Assignment and Assumption, together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Holder hereunder, and (2) the assigning Holder thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement.

          (b)      Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

        (i)       the assignee under such Assignment and Assumption is acquiring Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act;

        (ii)      such assignee (A) understands that the Notes have not been and will not be registered under the Securities Act and the Notes are being issued by the Issuer in a transaction exempt from the registration requirements of the Securities Act and (B) agrees that it will not sell all or any part of the Notes and the Notes may not be offered or sold, except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable State laws;

        (iii)     such assignee further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the assignee) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;

        (iv)     such assignee is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act). The financial position of such assignee is such that it can afford to bear the economic risk of holding the Notes. Such assignee can afford to suffer the complete loss of its investment in the Notes. The knowledge and experience of such assignee in financial and business matters is such that it is capable of evaluating the risks of the investment in the Notes. Such assignee acknowledges that no representations, express or implied, are being made with respect to the Issuer or any of its Subsidiaries, the Notes or otherwise, other than those expressly set forth herein.

        (v)      Except as disclosed in writing by each assignee, the source of funds to be used by such assignee to pay the purchase price of the Notes purchased by such assignee hereunder does not include assets of any employee benefit plan (other than a plan exempt from the coverage of ERISA) or plan or any other entity the assets of which consist of “plan assets” as defined in Department of Labor regulation Section 2510.3 -101. As used herein, the term “employee benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA, and the term “plan” shall have the meaning assigned thereto in Section 4975(e)(1) of the Code.

        (vi)     other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Holder makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Note Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

        (vii)     the assigning Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Issuer and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Note Parties or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

        (viii)   such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

        (ix)      such assignee will, independently and without reliance upon the assigning Holder, the Administrative Holder or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

        (x)       such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Documents as are delegated to the Agents by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

        (xi)      such assignee agrees that it will perform in accordance with this Agreement and the other Note Documents all of the obligations that by the terms thereof are required to be performed by it as a Holder;

        (xii)     such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and

        (xiii)    such assignee acknowledges that it has complied with the provisions of Section 9.11 to the extent applicable.

          (c)      Register. The Issuer shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holders, and of the principal amounts of the Notes (and any interest thereon) owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Issuer, the Administrative Holder and the Holders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Issuer, the Administrative Holder and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

          (d)      New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, the Issuer shall (i) record the information contained therein in the Register and (ii) give prompt notice thereof to the Issuer and the Holders (other than the assigning Holder). Promptly after the effectiveness of any assignment by any Holder of all or any portion of such Holder’s Notes, the Issuer (at its expense) shall execute and deliver (x) to the assignee Holder, one or more Notes in an aggregate principal amount equal to the aggregate principal amount of Notes assigned to such assignee Holder and (y) to the assignor Holder, one or more Notes in an aggregate principal amount equal to the aggregate principal amount, if any, of the Notes delivered by such Assignor Holder to the Issuer that were not assigned to such assignee Holder.

          (e)      Participations. Any Holder may from time to time and at any time, without the consent of any Note Party, sell participations in all or any portion of such Holder’s Notes to any other Person (other than a Restricted Entity) that invests in notes, loans, or similar securities; provided that the terms of any such participation shall not entitle the participant to direct such Holder as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Holders is required in order to approve the same and provided, further, that after giving effect to any participations pursuant to this clause (e), Triarc (and its Designated Persons) shall hold Notes with respect to which it has not sold a participation in excess of 50% of the Total Series A and Series B Outstandings on the effective date of such participation.

          (f)      Pledges. Any Holder may from time to time and at any time after the Assignment Trigger Date, without the consent of any Note Party, pledge, collaterally assign or grant a security interest in all or any portion of such Holder’s Notes to any other Person (other than a Restricted Entity); provided that no such pledge, collateral assignment or grant of security interest shall act as a substitution of the applicable pledgee or assignee for such Holder as a party to this Agreement or any other Note Document except, in the case of a subsequent foreclosure, if such foreclosure is made in compliance with the other provisions of this Section 9.06; and provided, further, that after giving effect to any such pledge, collateral assignment or grant of security interest pursuant to this clause (f), Triarc (and its Designated Persons) shall hold Notes in excess of 50% of the Total Series A and Series B Outstandings that are not subject to any, pledge, collateral assignment or any security interests on the effective date of such pledge, collateral assignment or grant of security interest.

          (g)      Assignment by the Issuer. Neither the Parent nor the Issuer shall assign or transfer any of their respective rights or obligations under this Agreement or any of the other Note Documents without the prior written consent of the Administrative Holder and each of the Holders.

          (h)      Satisfaction of Indemnification Obligations. Notwithstanding anything to the contrary contained in this Agreement, any Holder may from time to time, without the consent of any Note Party, assign, transfer or deliver all or any portion of such Holder’s Notes to the Parent or any of its Subsidiaries in satisfaction, in whole or in part, of such Holder’s indemnification obligations under the Merger Agreement in accordance with the terms thereof.

          9.07.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.08.   Integration. This Agreement, together with the other Note Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Note Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or Holders in any other Note Document shall not be deemed a conflict with this Agreement. Each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          9.09.   Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Holder and each Holder, regardless of any investigation made by the Administrative Holder or any Holder or on their behalf and notwithstanding that the Administrative Holder or any Holder may have had notice or knowledge of any Default or Event of Default at the time any Note is purchased hereunder, and shall continue in full force and effect as long as any Note or any other Obligation hereunder shall remain unpaid or unsatisfied.

          9.10.   Severability. If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.11.   Tax Forms.

          (a)       Each Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Holder”) shall deliver to the Issuer and the Administrative Holder, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein) or upon the reasonable request of the Issuer or the Administrative Holder, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Holder and entitling it to an exemption from or reduction of withholding tax on all payments to be made to such Foreign Holder by the Issuer pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Holder by the Issuer pursuant to this Agreement) or, in the case of a Foreign Holder claiming exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN or any successor thereto (and, if such Foreign Holder delivers a Form W-8, a certificate representing that such Foreign Holder is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Issuer and is not a controlled foreign corporation related to the Issuer (within the meaning of Section 864(d)(4) of the Code)) claiming complete exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Holder shall (A) promptly submit to the Issuer and the Administrative Holder such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be required under then current United States laws and regulations to avoid or reduce, or such evidence as is satisfactory to the Issuer and the Administrative Holder of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Holder by the Issuer pursuant to this Agreement, (B) promptly notify the Issuer and the Administrative Holder of any change in circumstances which would modify or render invalid any claimed exemption and (C) upon the Issuer’s request, take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Holder, and as may be reasonably necessary to avoid any requirement of applicable Laws that the Issuer make any deduction or withholding for taxes from amounts payable to such Foreign Holder. Notwithstanding anything to the contrary herein, a Foreign Holder shall not be required to deliver any form pursuant to this Section 9.11(a) that it is not entitled or otherwise legally able to deliver.

          (b)       Each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Issuer and the Administrative Holder, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein) or upon request of the Issuer or the Administrative Holder two duly signed completed copies of IRS Form W-9. Thereafter and from time to time, each such Holder shall (i) promptly submit to the Issuer and the Administrative Holder such additional duly completed and signed copies of such form (or such successor form as shall be adopted from time to time by the relevant United States taxing authorities) as may then be required under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Issuer and the Administrative Holder of any available exemption from, United States backup withholding taxes in respect of all payments to be made to such Holder by the Issuer pursuant to this Agreement, (ii) promptly notify the Issuer and the Administrative Holder of any change in circumstances which would modify or render invalid any claimed exemption, and (iii) upon the Issuer’s request, take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Holder, and as may be reasonably necessary to avoid any requirement of applicable Laws that the Issuer make any deduction or withholding for taxes from amounts payable to such Holder. If such Holder fails to deliver such forms, then the Issuer may withhold from any payment to such Holder an amount equivalent to the applicable back-up withholding tax imposed by the Code.

          (c)       If any Governmental Authority asserts that the Administrative Holder did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Holder, such Holder shall indemnify the Administrative Holder therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Holder under this Section, and costs and expenses (including Attorney Costs) of the Administrative Holder. The obligation of the Holders under this Section shall survive the repayment of all other Obligations hereunder and the resignation of the Administrative Holder. Nothing contained in this Section 9.11(c) shall alter or otherwise affect the indemnification obligations set forth in Section 3.01.

          9.12.   Governing Law; Consent to Jurisdiction.

          (a)       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE COLLATERAL AGENT AND EACH HOLDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b)       THE PARTIES HERETO HEREBY CONSENT, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE OTHER THAN PURSUIT OF A JUDGMENT ON A NOTE WHERE SUIT IS ALSO BROUGHT IN THE STATE WHERE ANY COLLATERAL IS LOCATED TO TAKE JURISDICTION OF SUCH COLLATERAL. THE PARENT AND THE ISSUER FURTHER CONSENT, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF EACH STATE WHERE ANY COLLATERAL IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH COLLATERAL INCLUDING BUT NOT LIMITED TO FORECLOSURES, AND THE PARENT AND THE ISSUER AGREE THAT COLLATERAL AGENT AND HOLDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE PARENT AND THE ISSUER OR THEIR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE COLLATERAL AGENT OR HOLDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS OR TO OTHERWISE ENFORCE ITS RIGHTS AGAINST THE PARENT OR THE ISSUER’S PROPERTY. THE PARENT AND THE ISSUER FURTHER IRREVOCABLY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM AND CONSENT TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH HEREIN IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARENT AND THE ISSUER HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF

VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT AND THE HOLDERS TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY JURISDICTION. To the extent that the Parent or the Issuer has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Parent or the Issuer or their respective property, the Parent and the Issuer hereby irrevocably waive such immunity in respect of their respective obligations under this Agreement.

          9.13.   Waiver of Right to Trial by Jury and Other Rights. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY AND ANY RIGHT OR CLAIM TO ANY CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES, EXPECTANCY DAMAGES, SPECIAL DAMAGES AND GENERAL DAMAGES IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF ITS RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO ANY NOTE OR ANY PROPERTY (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER.

          9.14.   Time of the Essence. For all payments to be made and all obligations to be performed under the Note Documents, time is of the essence.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARENT:

DEERFIELD TRIARC CAPITAL CORP.

By:		/s/ Frederick L. White
	Name:	Frederick L. White
	Title:	Senior Vice President, General
Counsel and Secretary

ISSUER:

DEERFIELD & COMPANY LLC

By:		/s/ Luke D. Knecht
	Name:	Luke D. Knecht
	Title:	Chief Operating Officer

DFR MERGER COMPANY LLC

By:		/s/ Luke D. Knecht
	Name:	Luke D. Knecht
	Title:	Chief Operating Officer

[SIGNATURE PAGE TO SERIES A NOTE AGREEMENT]

PURCHASERS:

TRIARC DEERFIELD HOLDINGS, LLC

By:		/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President

JONATHAN TRUTTER
/s/ Jonathan Trutter

PAULA HORN
/s/ Paul Horn

JOHN K. BRINCKERHOFF AND LAURA R.
BRINCKERHOFF REVOCABLE TRUST

By:		/s/ John K. Brinckerhoff
	Name:	John K. Brinckerhoff
	Title:	Trustee

[SIGNATURE PAGE TO SERIES A NOTE AGREEMENT]

COLLATERAL AGENT:

TRIARC DEERFIELD HOLDINGS, LLC

By:		/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President

ADMINISTRATIVE HOLDER:
TRIARC DEERFIELD HOLDINGS, LLC

By:		/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President

[SIGNATURE PAGE TO SERIES A NOTE AGREEMENT]